Exhibit 4.4

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR
THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD,
TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH
REGISTRATION, UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE
PARTNERSHIP THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE
EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER
APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.
Dated as of March [  ], 2018

7.6	Indemnification	46
7.7	Liability of the General Partner and the Initial Limited Partner	49
7.8	Other Matters Concerning the General Partner	50
7.9	Title to Partnership Assets	51
7.10	Reliance by Third Parties	52
7.11	Loans By Third Parties	52

Article 8 RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS		52
8.1	Limitation of Liability	52
8.2	Management of Business	53
8.3	Outside Activities of Limited Partners	53
8.4	Return of Capital	53
8.5	Rights of Limited Partners Relating to the Partnership	54
8.6	Partnership Right to Call Limited Partner Interests	54
8.7	Not Applicable to Initial Limited Partner	55

Article 9 BOOKS, RECORDS, ACCOUNTING AND REPORTS		55
9.1	Records and Accounting	55
9.2	Fiscal Year	55
9.3	Reports	55

Article 10 TAX MATTERS		56
10.1	Preparation of Tax Returns	56
10.2	Tax Elections	57
10.3	Tax Matters Partner; Partnership Representative	58
10.4	Organizational Expenses	59
10.5	Withholding	59

Article 11 TRANSFERS; WITHDRAWALS; BUSINESS COMBINATIONS		61
11.1	Transfers in General	61
11.2	Transfer Restrictions in Business Combinations	61
11.3	Permitted Transfers; Right of First Refusal	64
11.4	Substituted Limited Partners	67
11.5	Assignees	68
11.6	General Provisions	68

Article 12 ADMISSION OF PARTNERS		70
12.1	Admission of Successor General Partner	70
12.2	Admission of Additional Limited Partners	71
12.3	Amendment of Agreement and Certificate of Limited Partnership	72

Article 13 DISSOLUTION, LIQUIDATION AND TERMINATION		73
13.1	Dissolution	73
13.2	Winding Up	74
13.3	Negative Capital Account	75
13.4	Rights of Limited Partners	75

13.5	Notice of Dissolution	76
13.6	Termination of Partnership and Cancellation of Certificate of Limited Partnership	76
13.7	Reasonable Time for Winding-Up	76
13.8	Waiver of Partition	76

Article 14 AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS		76
14.1	Amendments	76
14.2	Meetings of the Partners	77

Article 15 GENERAL PROVISIONS		79
15.1	Redemption Rights of Qualifying Parties	79
15.2	Addresses and Notice	83
15.3	Titles and Captions	83
15.4	Pronouns and Plurals	83
15.5	Further Action	83
15.6	Binding Effect	83
15.7	Creditors	83
15.8	Waiver	84
15.9	Counterparts	84
15.10	Applicable Law	84
15.11	Invalidity of Provisions	84
15.12	Entire Agreement	84
15.13	No Rights as Stockholders	84
15.14	Limitation to Preserve REIT Status	84

Article 16 CLASS B UNITS		85
16.1	Designation and Number	85
16.2	Special Provisions	86
16.3	Voting	87
16.4	Conversion of Class B Units	88
16.5	Profits Interests	90

Article 17 CLASS C UNITS		92
17.1	Designation and Number	92
17.2	Special Provisions	92
17.3	Voting	94
17.4	Conversion of Class C Units	95
17.5	Profits Interests	97

EXHIBITS
Exhibit A - Allocations
Exhibit B - Examples Regarding Exchange Factor
Exhibit C - Notice of Redemption
Exhibit D Certificate of Limited Partnership

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP I, L.P.
THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP, L.P. (this “Agreement”) dated as of March [  ], 2018, is entered into among PHILLIPS EDISON GROCERY CENTER OP GP I, LLC, a Delaware limited liability company, as general partner (the “General Partner”), PHILLIPS EDISON & COMPANY, INC. (f/k/a PHILLIPS EDISON GROCERY CENTER REIT I, INC.), a Maryland corporation, as Limited Partner (the “Initial Limited Partner) and the Limited Partners party hereto from time to time.
RECITALS
WHEREAS, the General Partner and the Initial Limited Partner formed the Partnership as a limited partnership on December 3, 2009 pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and filed a certificate of limited partnership with the Secretary of State of the State of Delaware (the “Certificate”).
WHEREAS, the General Partner and the Initial Limited Partner entered into the Agreement of Limited Partnership of the Partnership, dated as of December 3, 2009, including any amendments thereto through the date hereof (the “Original Agreement”).
WHEREAS, the General Partner, the Initial Limited Partner and certain other Limited Partners entered into the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 4, 2013 (the “First Amended Agreement”).
WHEREAS, the First Amended Agreement was amended and restated in its entirety when the General Partner, the Initial Limited Partner and certain other Limited Partners entered into the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 1, 2014, which was amended by that certain First Amendment to Second Amended and Restated Agreement of Limited Partnership (as so amended, the “Second Amended Agreement”).
WHEREAS, the Second Amended Agreement was amended and restated in its entirety when the General Partner, the Initial Limited Partner and certain other Limited Partners entered into the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 4, 2017 (as so amended, the “Third Amended Agreement”).
WHEREAS, pursuant to Sections 7.1(a)(iii)(V) and 14.1(a) of the Third Amended Agreement, such agreement may be amended by the General Partner without the consent of the Limited Partners to reflect the issuance of additional Partnership Interests pursuant to Sections 4.3, 5.4 and 6.2 thereof and to set forth the designations, rights, powers, duties and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.3 therein.
WHEREAS, the General Partner, the Initial Limited Partner and certain other Limited Partners signatory hereto wish to amend and restate the Third Amended Agreement as set forth herein.
NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree that the Third Amended Agreement hereby is amended and restated in its entirety to read as follows:
Article 1
DEFINED TERMS
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.
“Action” has the meaning set forth in Section 7.6(a)(i).
“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and that is shown as such on the books and records of the Partnership.
“Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant Partnership Year or other applicable period, determined after giving effect to the following adjustments:
(a)credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)debit to such Capital Account the items described in Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.
“Adjustment Event” has the meaning set forth in Section 16.1.
“Affected Gain” has the meaning set forth in subparagraph 4(b) of Exhibit A.
“Affiliate” means,
(a)with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or
(b)with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity. For purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” means this Third Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, supplemented or restated from time to time, as the context requires.
“Applicable Percentage” has the meaning set forth in Section 15.1(b).
“Articles of Incorporation” means the Initial Limited Partner’s Fourth Articles of Amendment and Restatement, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing the Initial Limited Partner, as amended, supplemented or restated from time to time.
“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.
“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of
(a)the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:
(i)all rents, revenues, income and proceeds derived by the Partnership from its operations, including distributions received by the Partnership from any Entity in which the Partnership has an interest;
(ii)all proceeds and revenues received by the Partnership on account of any sales of any Partnership property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;
(iii)the amount of any insurance proceeds and condemnation awards received by the Partnership;
(iv)all capital contributions and loans received by the Partnership from its Partners;
(v)all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and
(vi)the proceeds of liquidation of the Partnership’s property in accordance with this Agreement;
over
(b)the sum of the following:
(i)all operating costs and expenses, including taxes and other expenses of the properties directly and indirectly held by the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (viii) below);
(ii)all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the property directly or indirectly held by the Partnership or the recovery of insurance or condemnation proceeds;
(iii)all fees provided for under this Agreement;
(iv)all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;
(v)all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(vi)all loans made by the Partnership in accordance with the terms of this Agreement;
(vii)all reimbursements to the General Partner or its Affiliates during such period; and
(viii)the amount of any new reserve or reserves or increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.
Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.
“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, and any Regulations or other guidance issued thereunder, and any similar state or local legislation, regulations or guidance.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors (or a duly authorized committee thereof) of such Person, (ii) in the case of any limited liability company, the managing member or members or any controlling committee of managing members thereof or board of directors (or a duly authorized committee thereof) of such Person, as the case may be, (iii) in the case of any partnership, the board of directors (or a duly authorized committee thereof) of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
“Business Combination” has the meaning set forth in Section 7.1(a)(iii)(D).
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Capital Account” means with respect to any Partner, the capital account maintained for such Partner in accordance with the following provisions:
(a)to each Partner’s Capital Account there shall be credited;
(i)such Partner’s Capital Contributions;
(ii)such Partner’s distributive share of Net Income, Net Property Gain, Liquidating Gain and any items in the nature of income or gain which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit A; and
(iii)the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;
(b)to each Partner’s Capital Account there shall be debited;
(i)the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;
(ii)such Partner’s distributive share of Net Losses, Net Property Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit A; and
(iii)the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership (except to the extent such liabilities were excluded in determining such Partner’s Capital Contributions);
(c)if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest; and
(d) in determining the amount of any liability for purposes of paragraphs (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, that, all allocations of Partnership income, gain, loss and deduction continue to have
“substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.
“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.
“Capital Transaction” means any sale, or other disposition of all or substantially all of the assets and properties of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets and properties of the Partnership.

“Cash Amount” means an amount of cash equal to the product of (i) the Value of a share of Common Stock and (ii) the Common Stock Amount determined as of the applicable Valuation Date.
“Certificate” has the meaning set forth in the Recitals.
“Change of Control” means:
(a)any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (x) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a single transaction or series of related transactions, by way of purchase, exchange, merger, consolidation, recapitalization, reorganization, reclassification, business combination or other similar transaction of more than 50% of the total voting power of the Voting Stock of (1) the Initial Limited Partner or (2) any of the Initial Limited Partner’s direct or indirect parent entities (or its or their successors by merger, consolidation or purchase of all or substantially all of its or their assets); or (y) becomes entitled, either alone or together with its Affiliates or group members, to nominate, designate or elect a majority of the Board of Directors; or
(b)the stockholders of the Initial Limited Partner (or its successors by merger, consolidation, reorganization, business combination or other similar transaction) adopt a plan or proposal for liquidation or dissolution of the Initial Limited Partner or the Partnership.
“Charity” means an entity described in Section 501(c)(3) of the Code or any trust all the beneficiaries of which are such entities.
“Class B Unit” means a Partnership Unit which is designated as a Class B Unit of the Partnership.
“Class B Unit Agreement” means any written agreement(s) between the Partnership and any recipient of Class B Units evidencing the terms and conditions of any Class B Units, including any vesting, forfeiture and other terms and conditions as may apply to such Class B Units, consistent with the terms hereof and of any applicable equity incentive plan of the Partnership governing such Class B Units.
“Class B Unit Conversion Date” has the meaning set forth in Section 16.4(a) hereof.
“Class C Unit” means a Partnership Unit which is designated as a Class C Unit of the Partnership.
“Class C Unit Agreement” means any written agreement(s) between the Partnership and any recipient of Class C Units evidencing the terms and conditions of any Class C Units, including any vesting, forfeiture and other terms and conditions as may apply to such Class C Units, consistent with the terms hereof and of any applicable equity incentive plan of the Partnership governing such Class C Units.
“Class C Unit Conversion Date” has the meaning set forth in Section 17.4(a) hereof.
“Class C Unit Sharing Percentage” means ten percent (10%).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
“Common Stock” means the common stock of the Initial Limited Partner, $0.01 par value per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation. If, at any time, there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.
“Common Stock Amount” means a number of shares of Common Stock equal to the product of (a) the number of Tendered Units and (b) the Exchange Factor; provided, however, that, in the event that the Initial Limited Partner issues to all holders of Common Stock as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Initial Limited Partner’s stockholders to subscribe for or purchase Common Stock, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Common Stock Amount shall also include such Rights that a holder of that number of shares of Common Stock would be entitled to receive, expressed, where relevant hereunder, in a number of shares of Common Stock determined by the General Partner.
“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.
“Consent of the Limited Partners” means the Consent of Limited Partners (excluding for this purpose any Partnership Interests held by the General Partner, any other Person of which the General Partner owns or controls more than fifty percent (50%) of the voting interests and any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner) holding Percentage Interests that are greater than sixty six and two-thirds percent (66 2/3%) of the aggregate Percentage Interests of all Limited Partners who are not excluded for the purposes hereof.
“Constituent Person” has the meaning set forth in Section 16.4(d) hereof.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner.
“Controlled Entity” means as to any Partner, (a) any corporation one hundred percent (100%) of the outstanding Voting Stock of which is owned by such Partner or such Partner’s members of its Immediate Family or Affiliates, (b) any trust, whether or not revocable, of which such Partner or such Partner’s members of its Immediate Family or Affiliates are the sole beneficiaries, (c) any partnership of which such Partner or its Affiliates are the sole managing partners and in which such Partner, such Partner’s members of its Immediate Family or Affiliates hold partnership interests representing at least seventy-five percent (75%) of such partnership’s capital and profits and (d) any limited liability company of which such Partner or its Affiliates are the managers and in which such Partner, such Partner’s members of its Immediate Family or Affiliates hold membership interests representing at least seventy-five percent (75%) of such limited liability company’s capital and profits.
“Cut-Off Date” means the third (3rd) Business Day after the General Partner’s receipt of a Notice of Redemption.
“Debt” means, as to any Person, as of any date of determination and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.
“Depreciation” means, with respect to any asset of the Partnership for any Partnership Year or other applicable period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.
“Disregarded Entity” means, with respect to any Person, (i) any Qualified REIT Subsidiary of such Person, (ii) any entity treated as a disregarded entity for federal income tax purposes with respect to such Person, or (iii) any grantor trust if the sole owner of the assets of such trust for federal income tax purposes is such Person.
“Distributed Right” shall have the meaning set forth in the definition of “Exchange Factor”.
“Distribution Date” has the meaning set forth in Section 5.1(a).
“Earned Class C Units” has the meaning set forth in Section 17.2(e).
“Economic Capital Account Balance” has the meaning set forth in subparagraph 1(c)(ii) of Exhibit A.
“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.
“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person but excluding any debt securities convertible or exchangeable into such equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Factor” means 1.0; provided, however, that if the Initial Limited Partner:
(i) (a) declares or pays a dividend on its outstanding Common Stock in Common Stock or makes a distribution to all holders of its outstanding Common Stock in Common Stock; (b) subdivides its outstanding Common Stock; or (c) combines its outstanding Common Stock into a smaller number of shares of Common Stock, the Exchange Factor shall be adjusted by multiplying the Exchange Factor previously in effect by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, contribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination;
(ii) distributes any rights, options or warrants to all holders of its Common Stock to subscribe for or to purchase or to otherwise acquire shares of Common Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Common Stock (other than shares of Common Stock issuable pursuant to a Qualified DRIP / COPP), at a price per share less than the Value of a share of Common Stock on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Exchange Factor shall be adjusted by multiplying the Exchange Factor previously in effect by a fraction (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of shares of Common Stock purchasable under such Distributed Rights and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of shares of Common Stock purchasable under such Distributed Rights times the minimum purchase price per share of Common Stock under such Distributed Rights and (2) the denominator of which is the Value of a share of Common Stock as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Exchange Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of shares of Common Stock or any change in the minimum purchase price for the purposes of the above fraction; and
(iii) distributes, by dividend or otherwise, to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the Initial Limited Partner pursuant to a pro rata distribution by the Partnership, then the Exchange Factor shall be adjusted to equal the amount determined by multiplying the Exchange Factor in effect immediately prior to the close of business as of the applicable record date by a fraction (a) the numerator of which shall be such Value of a share of Common Stock as of the record date and (b) the denominator of which shall be the Value of a share of Common Stock as of the record date less the then fair market value (as determined by the General Partner, whose determination shall be conclusive except in case of manifest error) of the portion of the evidences of indebtedness or assets so distributed applicable to one share of Common Stock.
Notwithstanding the foregoing, no adjustments to the Exchange Factor will be made for any class or series of Partnership Interests to the extent that the Partnership makes or effects any correlative distribution or payment to all of the Partners holding Partnership Interests of such class or series, or effects any correlative split or reverse split in respect of the Partnership Interests of such class or series. Any adjustments to the Exchange Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Exchange Factor are set forth on Exhibit C attached hereto
“First Amended Agreement” has the meaning set forth in the Recitals.
“Funding Debt” means any Debt incurred by or on behalf of the Initial Limited Partner for the purpose of providing funds to the Partnership.
“General Partner” means Phillips Edison Grocery Center OP GP I, LLC, a Delaware limited liability company, and any successor as general partner of the Partnership.
“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of GP Units.
“GP Unit” means a Partnership Unit which is designated as a GP Unit of the Partnership.
“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:
(a)the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;
(b)if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:
(i)a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;
(ii)the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;
(iii)the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations;
(iv)the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner (including the grant of a Class B Unit or Class C Unit); and
(v)at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations;

(c)the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution;
(d)the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit A); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d);
(e)at all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss; and
(f)if any Unvested Class B Units are forfeited, as described in Section 16.2(f), or any Unvested Class C Units are forfeited, as described in Section 17.2(f), then in each case, upon such forfeiture, the Gross Asset Value of the Partnership’s assets shall be reduced by the amount of any reduction of such Partner’s Capital Account attributable to the forfeiture of such Class B Units or Class C Units, as applicable, if the General Partner determines that such adjustment is necessary or appropriate.
“Immediate Family” means as to a Person that is an individual, any of such Person’s family relationship by blood, marriage or adoption, not more remote than first cousin and inter vivos or testamentary trusts of which only such Person and his Immediate Family are beneficiaries.
“Incapacity” or “Incapacitated” means,
(a)as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;
(b)as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;
(c)as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership;
(d)as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company;
(e)as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;
(f)as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or
(g)as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:
(i)the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;
(ii)the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;
(iii)the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;
(iv)the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;
(v)the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties;
(vi)any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;
(vii)the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or
(viii)an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.
“Include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.
“Indemnitee” means
(a)any Person made a party to a proceeding by reason of:
(i)its status as the General Partner,

(ii)its status as a Limited Partner,
(iii)its status as an investment advisor to the General Partner or the Initial Limited Partner,
(iv)its status as a trustee, director or officer of the Partnership, the General Partner, the Initial Limited Partner, or the investment advisor to the Initial Limited Partner,
(v)its status as a director, trustee, member, officer , investment advisor or agent of any other Entity, each Person serving in such capacity at the request of the Partnership, the General Partner, the Initial Limited Partner or any of its Subsidiaries,
(vi)its status as the Tax Matters Partner or the Partnership Representative, or
(vii)his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and
(b)such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
“Initial Holding Period” means, as to any Qualifying Party or any of their successors in interest, a period ending on the day before the first twelve-month anniversary of such Qualifying Party’s first becoming a holder of Limited Partnership Interests; provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten or lengthen the Initial Holding Period applicable to such Qualifying Party and its successors-in-interest to a period of shorter or longer than twelve months. For sake of clarity, as applied to an OP Unit that is issued upon conversion of a Class B Unit or a Class C Unit pursuant to Section 16.4 or Section 17.4, respectively (and subject to the proviso in the immediately preceding sentence, if applicable), the Initial Holding Period of such OP Unit shall end on the day before the first twelve-month anniversary of the date that the underlying Class B Unit or Class C Unit was first issued.
“Initial Limited Partner” means Phillips Edison & Company, Inc. (f/k/a Phillips Edison Grocery Center REIT I, Inc).
“Investment” or “Investments” means any investment or investments by the Partnership, directly or indirectly, in Properties, Loans or other Permitted Investments.
“IRS” means the Internal Revenue Service of the United States (or any successor organization).
“Liability Shortfall” has the meaning set forth in subparagraph 4(d) of Exhibit A.
“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.
“Limited Partner” means any Person named as a Limited Partner in the Register, as may be updated from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.
“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units (other than GP Units).
“Liquidating Event” has the meaning set forth in Section 13.1(b) hereof.
“Liquidating Gain” means net capital gain realized in connection with an actual or hypothetical Capital Transaction, including the amount of any adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations.
“Liquidator” has the meaning set forth in Section 13.2(a)(iii) hereof.
“Listing” means the listing of the shares of Common Stock on a national securities exchange.
“Listing Date” means the first date on which a Listing occurs.
“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a joint venture or other entity and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.
“Net Income” or “Net Loss” means, for each Partnership Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a)by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;
(b)by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;
(c)by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;
(d)by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;
(e)if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit A;
(f)To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;
(g)by excluding Net Property Gain, Net Property Loss and Liquidating Gain; and
(h)by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to paragraphs 1(c), 2 and 3 of Exhibit A.
“Net Property Gain” or “Net Property Loss” means, for each Partnership Year or other applicable period, an amount equal to the Partnership’s taxable gain or loss for such year or period from Sales in a Capital Transaction, including the amount of any adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations.
“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of Common Stock or Preferred Shares, excluding grants under any equity incentive plans, or (ii) any Debt issued by the Initial Limited Partner that provides any of the rights described in clause (i).
“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.
“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit C attached to this Agreement.
“Offer” has the meaning set forth in Section 11.2(c)(i).
“Offering” means any issuance of additional shares of Common Stock, Preferred Stock, Funding Debt or New Securities for consideration.
“OP Unit” means a Partnership Unit which is designated as an OP Unit of the Partnership.
“OP Unit Economic Balance” has the meaning set forth in subparagraph 1(c)(ii) of Exhibit A.
“OP Unit Transaction” means, in connection with a Class B Unit or Class C Unit, as applicable, a transaction to which the Partnership or the Initial Limited Partner shall be a party, including a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets (but excluding any transaction which constitutes an Adjustment Event and any merger in which the Initial Limited Partner is the surviving entity) in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof.
“Original Agreement” has the meaning set forth in the Recitals.
“Ownership Limit” means, with respect to any Person, the applicable restriction or restrictions on the ownership and transfer of stock of the Initial Limited Partner imposed under the Articles of Incorporation, as such restrictions may be modified for any Excepted Holder (as such term is defined in the Articles of Incorporation) pursuant to an Excepted Holder Limit (as such term is defined in the Articles of Incorporation).

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.
“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.
“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.
“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or a General Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.
“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.
“Partnership Record Date” means the record date established by the General Partner for a distribution pursuant to Section 5.1(a) hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.
“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units, Class B Units, Class C Units and any classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in the Register, as may be updated from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.
“Partnership Vote” has the meaning set forth in Section 11.2(e).
“Partnership Vote Transaction” has the meaning set forth in Section 11.2(e).
“Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.
“Percentage Interest” means, as to a Partner, the fractional part of the Partnership Interests owned by such Partner and expressed as a percentage as specified in the Register, as may be updated from time to time, except as otherwise provided in Article 17 with respect to Unearned Class C Units.
“Permitted Investments” means all investments (other than Properties and Loans) in which the Partnership acquires an interest, either directly or indirectly, including through ownership interests in a joint venture or other entity, pursuant to the Certificate, this Agreement and the investment objectives and policies adopted by the Initial Limited Partner from time to time, other than short-term investments acquired for purposes of cash management, and that allow the Initial Limited Partner to meet the REIT Requirements.
“Permitted Transfer” shall have the meaning set forth in Section 11.3(a).
“Permitted Transferee” means any person to whom Partnership Units are Transferred in accordance with Section 11.3.
“Person” means an individual or Entity.
“Pledge” shall have the meaning set forth in Section 11.3(a).
“Precontribution Gain” has the meaning set forth in subparagraph 4(c) of Exhibit A.
“Preferred Share” means a share of preferred stock of the Initial Limited Partner of any class or series now or hereafter authorized that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.
“Property” or “Properties” means any Real Property or properties transferred or conveyed to the Partnership or any subsidiary of the Partnership, either directly or indirectly, and/or any Real Property or properties transferred or conveyed to a joint venture or partnership in which the Partnership is, directly or indirectly, a co-venturer or partner.
“PTP Safe Harbors” has the meaning set forth in Section 11.6(e).
“Qualified DRIP / COPP” means a dividend reinvestment plan or a cash option purchase plan of the Initial Limited Partner that permits participants to acquire shares of Common Stock using the proceeds of dividends paid by the Initial Limited Partner or cash of the participant, respectively; provided, however, that if such shares are offered at a discount, such discount must be designed to pass along to the stockholders of the Initial Limited Partner the savings enjoyed by the Initial Limited Partner in connection with the avoidance of stock issuance costs.
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” (as defined in Section 856(i) of the Code).

“Qualified Transferee” means an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.
“Qualifying Party” means (a) a Limited Partner, (b) an Assignee of a Limited Partner or (c) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Limited Partner Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the General Partner.
“Redemption” has the meaning set forth in Section 15.1(a).
“Redemption Right” has the meaning set forth in Section 15.1(a).
“Real Estate Assets” means any investment by the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a joint venture (net of any interest held in such investment by a partner or member of a joint venture unaffiliated with the Partnership).
“Real Property” means (i) land, (ii) rights in land (including leasehold interests), (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land and (iv) any other real property within the meaning of Section 856 of the Code and the Regulations promulgated thereunder.
“Register” has the meaning set forth in Section 4.1(f).
“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Regulatory Allocations” means the allocations set forth in paragraph 2 of Exhibit A.
“REIT” means a real estate investment trust as defined in Section 856 of the Code.
“REIT Requirements” has the meaning set forth in Section 5.2.
“Related Party” means, with respect to any Person, any other Person to whom ownership of shares of the Initial Limited Partner’s stock by the first such Person would be attributed under Code Section 544 (as modified by Code Section 856(h)(1)(B)) or Code Section 318(a) (as modified by Code Section 856(d)(5)).
“Rights” shall have the meaning set forth in the definition of “Common Stock Amount”.
“Safe Harbor” has the meaning set forth in Section 10.2(d).
“Safe Harbor Election” has the meaning set forth in Section 10.2(d).
“Safe Harbor Interests” has the meaning set forth in Section 10.2(d).
“Sales” means (i) any transaction or series of transactions whereby: (A) the Initial Limited Partner or the Partnership sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Initial Limited Partner or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the direct or indirect interest of the Initial Limited Partner or the Partnership in any joint venture or partnership in which it is, directly or indirectly, a co-venturer or partner; or (C) any joint venture or partnership (in which the Initial Limited Partner or the Partnership is, directly or indirectly, a co-venturer or partner) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Investment or portion thereof, including any event with respect to any Investment that gives rise to insurance claims or condemnation awards, but (ii) not including any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Investments within 180 days thereafter.
“Second Amended Agreement” has the meaning set forth in the Recitals.
“Securities” has the meaning set forth in Section 4.2(b).
“Special Redemption” has the meaning set forth in Section 15.1(a).
“Specified Redemption Date” means the sixth (6th) Business after the receipt by the General Partner of a Notice of Redemption; provided, however, that no Specified Redemption Date shall occur during the Initial Holding Period (except pursuant to a Special Redemption).
“Stockholder” means a holder of Common Stock or Preferred Stock.
“Stockholder Distributions” means any distributions of money or other property by the Initial Limited Partner to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes, with the exception of distributions paid on shares of Common Stock repurchased or redeemed by the Initial Limited Partner.
“Stockholder Vote” has the meaning set forth in Section 11.2(d).
“Stockholder Vote Transaction” has the meaning set forth in Section 11.2(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of (a) the voting power of the voting equity securities; or (b) the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.
“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.
“Surviving Partnership” has the meaning set forth in Section 11.2(d)(i).
“Tax Allocations” means the allocations set forth in paragraph 4 of Exhibit A.
“Tax Items” has the meaning set forth in subparagraph 4(a) of Exhibit A.
“Tax Protection Agreement” means that certain Tax Protection Agreement, by and among the Initial Limited Partner, the Partnership and each Protected Partner (as such term is defined therein), dated as of October 4, 2017.
“TEFRA Rules” means Subchapter C of Chapter 63 of the Code (Section 6221 et seq.) as in effect for any period to which the BBA Rules do not apply, and any Regulations or other guidance issued thereunder, and any similar state or local legislation, regulations or guidance.
“Tendered Units” has the meaning set forth in Section 15.1(a).
“Tendering Party” has the meaning set forth in Section 15.1(a).
“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership, in any case, not in the ordinary course of the Partnership’s business.
“Third Amended Agreement” has the meaning set forth in the Recitals.
“Transaction” has the meaning set forth in Section 11.2(c).
“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.
“Unearned Class C Units” has the meaning set forth in Section 17.2(e).

“Unvested Class B Units” has the meaning set forth in Section 16.2(e).

“Unvested Class C Units” has the meaning set forth in Section 17.2(e).

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption pursuant to Section 15.1 herein, or such other date as specified herein, or, if such date is not a Business Day, the immediately preceding Business Day.
“Value” means (i) prior to the Listing Date, the most recent Offering price for a share of Common Stock less any selling commissions and dealer manager fee that would be payable with respect to the sale of a share of Common Stock or (ii) on or following the Listing Date, the Market Price of a share of Common Stock on the Valuation Date. The term “Market Price” on any date means, with respect to any class or series of outstanding shares of Common Stock, the last sale price for such shares of Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Common Stock are listed or admitted to trading or, if such shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Common Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Common Stock, the fair market value of the shares of Common Stock, as determined in good faith by the Board of Directors. In the event that the Common Stock Amount includes rights that a holder of shares of Common Stock would be entitled to receive, then the Value of such rights shall be determined by the Initial Limited Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
“Vested Class B Units” has the meaning set forth in Section 16.2(e).

“Vested Class C Units” has the meaning set forth in Section 17.2(e).

“Voting Stock” with respect to any Person, means securities entitling the holders thereof to vote or consent in connection with the election of members of the Board of Directors of such Person.

Certain additional terms and phrases have the meanings set forth in Exhibit A.

Article 2
ORGANIZATIONAL MATTERS

14.1	Formation
The General Partner and the Initial Limited Partner have formed the Partnership by filing the Certificate on December 3, 2009 in the office of the Delaware Secretary of State. The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

14.2	Name
The name of the Partnership is Phillips Edison Grocery Center Operating Partnership I, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the Initial Limited Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

14.3	Registered Office and Agent; Principal Office
The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Partnership shall be 11501 Northlake Drive, Cincinnati, Ohio 45249, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

14.4	Power of Attorney
(a)Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
(ii)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices
(A)all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including any documents necessary or advisable to convey any Contributed Property to the Partnership;
(B)all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;
(C)all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation;
(D)all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner;
(E)all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any Partnership Interest; and
(F)amendments to this Agreement as provided in Article 14 hereof; and
(iii)execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.
Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.
(b)(i)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or

Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.
(ii)Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.
(iii)Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefore, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.
Notwithstanding anything else set forth in this Section 2.4, no Limited Partner shall incur any personal liability for any action of the General Partner or any Liquidator taken under such power of attorney.

14.5	Term
The term of the Partnership commenced on the date of the Original Agreement and shall continue unless the Partnership is dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.

Article 3
PURPOSE

3.1	Purpose and Business
a.The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including to engage in the following activities:
(i)to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with Real Property and Real Property-related loans and assets;
(ii)to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;
(iii)to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;
(iv)to conduct the business of providing property and asset management and brokerage services and other advisory services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements;
(v)to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership;
(vi)to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes;
provided, however, that such activities shall be limited to and conducted in such a manner as to permit the Initial Limited Partner at all times to be classified as a REIT, unless the Initial Limited Partner voluntarily revokes its election to be a REIT.
b.The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2	Powers
a.The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, own, improve, develop and construct Real Property, and lease, sell, transfer and dispose of Real Property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion,
(i)could adversely affect the ability of the Initial Limited Partner to continue to qualify as a REIT, unless the Initial Limited Partner otherwise ceases to qualify as a REIT;
(ii)could subject the Initial Limited Partner to any additional taxes under Section 857 or Section 4981 of the Code; or
(iii)could violate any law or regulation of any governmental body or agency having jurisdiction over the Initial Limited Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the Initial Limited Partner in writing.
b.The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.

3.3	Representations and Warranties by the Partners
a.Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with (severally, and not jointly or jointly and severally with any other Person), each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) if five percent (5%) or more (by value) of the Partnership’s interests are or will be owned by such Partner within the meaning of Code Section 7704(d)(3), such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) the Initial Limited Partner or any Disregarded Entity with respect to the Initial Limited Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Initial Limited Partner, any Disregarded Entity with respect to the Initial Limited Partner, or the Partnership is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) the Initial Limited Partner or any Disregarded Entity with respect to the Initial Limited Partner, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the Initial Limited Partner, any Disregarded Entity with respect to the Initial Limited Partner, or the Partnership is a direct or indirect member, (iii) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing, a Partner that is an individual shall not be subject to the ownership restrictions set forth in clause (ii) of the immediately preceding sentence to the extent such Partner obtains the written consent of the General Partner prior to violating any such restrictions, which consent the General Partner may give, withhold or condition in its sole and absolute discretion. Each Partner that is an individual shall also represent and warrant to the Partnership that such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a foreign partner within the meaning of Code Section 1446(e).
b.Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with (severally, and not jointly or jointly and severally with any other Person), each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be) any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, (iii) if five percent (5%) or more (by value) of the Partnership’s interests are or will be owned by such Partner within the meaning of Code Section 7704(d)(3), such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) the Initial Limited Partner or any Disregarded Entity with respect to the Initial Limited Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Initial Limited Partner, any Disregarded Entity with respect to the Initial Limited Partner, or the Partnership is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) the Initial Limited Partner, or any Disregarded Entity with respect to the Initial Limited Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Initial Limited Partner, any Disregarded Entity with respect to the Initial Limited Partner, or the Partnership is a direct or indirect member, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms, as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and the discretion of the court before which any proceeding therefor may be brought. Notwithstanding the foregoing, a Partner that is not an individual shall not be subject to the ownership restrictions set forth in clause (iii) of the immediately preceding sentence to the extent such Partner obtains the written consent of the General Partner prior to violating any such restrictions, which consent the General Partner may give, withhold or condition in its sole and absolute discretion. Each Partner that is not an individual shall also represent and warrant to the Partnership that such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a foreign partner within the meaning of Code Section 1446(e).
c.Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner represents, warrants and agrees that (i) it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws, (ii) it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment, and (iii) without the consent of the General Partner, which consent may be given, withheld or conditioned in the General Partner’s sole discretion, it shall not take any action that would cause (a) the Partnership at any time to have more than 100 partners, including for these purposes as partners those Persons (“Flow-Through Partners”) indirectly owning an interest in the Partnership through an entity treated as a partnership, Disregarded Entity or S corporation (each such entity, a “Flow-Through Entity”), but only if substantially all of the value of such Person’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Partnership; or (b) the Partnership Interest initially issued by the Partnership to such Partner or its predecessors to be held by more than three (3) partners, including as partners any Flow-Through Partners.
d.The representations and warranties contained in Sections 3.4(a), 3.4(b) and 3.4(c) hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted

Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.
e.Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the Initial Limited Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.
f.Notwithstanding the foregoing, the General Partner may, in its sole and absolute discretion, permit the modification of any of the representations and warranties contained in Sections 3.4(a), 3.4(b) and 3.4(c) above as applicable to any Partner (including, without limitation any Additional Limited Partner or Substituted Limited Partner or any transferee of either), provided that such representations and warranties, as modified, shall be set forth in a separate writing addressed to the Partnership and the General Partner.
Article 4
CAPITAL CONTRIBUTIONS

4.1	Capital Contributions of the Partners
a.The Partners have made the Capital Contributions as set forth in the Register.
b.To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in the Register, as updated to reflect such deemed Capital Contributions.
c.As of the effective date of this Agreement, the Partnership shall have four classes of Partnership Units, entitled “GP Units”, “OP Units”, “Class B Units” and “Class C Units”, respectively. Any Partnership Units representing Limited Partner Interests previously issued hereunder are redesignated as OP Units, and any Partnership Units representing General Partner Interests previously issued hereunder are redesignated as GP Units. The Class B Units and Class C Units shall have the same rights, privileges and preferences as the OP Units, except as set forth in Article 16 and Article 17, respectively. Each Partner shall own Partnership Units in the amounts set forth for such Partner in the Register and shall have a Percentage Interest in the Partnership as set forth in the Register, which Percentage Interest shall be adjusted in the Register from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest.
d.The number of Partnership Units held by the General Partner, in its capacity as general partner, as evidenced by GP Units, shall be deemed to be the General Partner Interest.
e.Except as otherwise may be expressly provided herein or as agreed to in writing by any Partner, (i) no such Partner shall have an obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and (ii) no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.
f.The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number, class and series of Partnership Interests of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Interests. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent or approval of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

4.2	Additional Funds; Restrictions on the General Partner
a.(i)    The sums of money required to finance the business and affairs of the Partnership shall be derived from the Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership, including rents and distributions directly or indirectly received by the Partnership from any Subsidiary.
(ii)If additional financing is needed from sources other than as set forth in Section 4.2(a)(i) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate,
1.cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.3;
2.make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2(b));

3.cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;
4.make a loan or loans to the Partnership (subject to Section 4.2(b)); or
5.sell any assets or properties directly or indirectly owned by the Partnership.
(iii)In no event shall any Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.
b.The Initial Limited Partner shall not issue any debt securities, any preferred stock or any common stock (including additional Common Stock (other than (i) as payment of the Common Stock Amount, (ii) in connection with the conversion or exchange of securities of the Initial Limited Partner solely in conversion or exchange for other securities of the Initial Limited Partner or (iii) in connection with an acquisition of Partnership Units or a property or other asset to be owned, directly or indirectly, by the Initial Limited Partner if the General Partner determines that such acquisition is in the best interests of the Partnership)) or rights, options, warrants or convertible, exercisable or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, “Securities”), other than to all holders of Common Stock, unless the Initial Limited Partner shall:
(i)in the case of debt Securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable);
(ii)in the case of equity Securities senior or junior to the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and
(iii)in the case of Common Stock or other equity Securities on a parity with the Common Stock as to dividends and distributions on liquidation (including Common Stock or other Securities granted as a stock award to directors and officers of the Initial Limited Partner or directors, officers or employees of its Affiliates in consideration for services or future services, and Common Stock issued pursuant to a dividend reinvestment plan or issued to enable the Initial Limited Partner to make distributions to satisfy the REIT Requirements), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets, including services) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Partnership Units in consideration therefor equal to the product of
1.the number of shares of Common Stock or other equity Securities issued by the Initial Limited Partner, multiplied by
2.a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

4.3	Issuance of Additional Partnership Interests; Admission of Additional Limited Partners
a.In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefore) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership; provided, however, that, no such Partnership Interests shall be issued to the General Partner or the Initial Limited Partner unless either (A) the Partnership Interests are issued in connection with the grant, award, or issuance of Common Stock or other equity interests in the Initial Limited Partner having designations, preferences and other rights such that the economic interests attributable to such Common Stock or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the Initial Limited Partner in accordance with this Section 4.3(a) or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, without any approval being required from any Limited Partner or any other Person; provided further, however, that:
(i)such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); and
(ii)such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor as modified by Section 3(42) of ERISA.
b.Subject to the limitations set forth in Section 4.3(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, the Register or any other provision of this Agreement.

c.Without limiting the generality of the foregoing, from time to time, the General Partner is hereby authorized to cause the Partnership to issue Class B Units or Class C Units to Persons providing services to or for the benefit of the Partnership for such consideration or for no consideration as the General Partner may determine to be appropriate and on such terms and conditions as shall be established by the General Partner, and admit such Persons as Limited Partners. Except to the extent a Capital Contribution is made with respect to a Class B Unit or Class C Unit, each Class B Unit or Class C Unit, as applicable, is intended to qualify as a “profits interest” in the Partnership as described in Section 16.5 or Section 17.5, as applicable. Except as may be provided from time to time by the General Partner with respect to one or more series of Class B Units or Class C Units, the Class B Units and Class C Units shall have the terms set forth in Article 16 and Article 17, respectively.

4.4	Contribution of Proceeds of Issuance of Common Stock
In connection with any Offering, grant, award, or issuance of Common Stock or securities, rights, options, warrants or convertible or exchangeable securities pursuant to Section 4.2, the Initial Limited Partner shall make aggregate Capital Contributions to the Partnership of the proceeds raised in connection with such Offering, grant, award, or issuance, including any property acquired by the Initial Limited Partner pursuant to a merger or contribution agreement in exchange for Common Stock; provided, however, that if the proceeds actually received by the Initial Limited Partner are less than the gross proceeds of such Offering, grant, award, or issuance as a result of any underwriter’s discount, commission, or fee or other expenses paid or incurred in connection with such Offering, grant, award, or issuance, then the Initial Limited Partner shall make a Capital Contribution to the Partnership in the amount equal to the sum of (i) the net proceeds of such issuance plus (ii) an intangible asset in an amount equal to the capitalized costs of the Initial Limited Partner relating to such issuance of Common Stock. Upon any such Capital Contribution by the Initial Limited Partner, the Capital Account of the Initial Limited Partner shall be increased by the amount of its Capital Contribution as described in the previous sentence.

4.5	Equity Incentive Plans
Nothing in this Agreement shall be construed or applied to preclude or restrain the Initial Limited Partner or the General Partner from adopting, modifying or terminating equity incentive plans for the benefit of employees, directors or other business associates of the Initial Limited Partner, the Partnership or any of their Affiliates or from issuing Common Stock, any other class or series of stock of the Initial Limited Partner or New Securities pursuant to any such plans. The General Partner or the Initial Limited Partner, as applicable, may implement such plans and any actions taken under such plans (such as the grant or exercise of options to acquire Common Stock, or the issuance of restricted Common Stock), whether taken with respect to or by an employee or other service provider of the Initial Limited Partner, the Partnership or its Subsidiaries, in a manner determined by the General Partner or Initial Limited Partner, as applicable, which may be set forth in plan implementation guidelines that the General Partner or Initial Limited Partner, as applicable, may establish or amend from time to time. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner or the Initial Limited Partner, or for any other reason as determined by the General Partner, amendments to this Section 4.5 may become necessary or advisable, any approval or Consent to any such amendments requested by the General Partner shall be deemed granted by the Limited Partners. The Partnership is expressly authorized to issue Partnership Units (i) in accordance with the terms of any such equity incentive plans, or (ii) in an amount equal to the number of shares of Common Stock or other class or series of stock of the Initial Limited Partner or New Securities issued pursuant to any such equity incentive plans, without any further act, approval or vote of any Partner or any other Persons.

4.6	Repurchase of Common Stock
a.If the Initial Limited Partner shall elect to purchase from its stockholders Common Stock for the purpose of delivering such Common Stock to satisfy an obligation under any dividend reinvestment plan adopted by the Initial Limited Partner, any employee stock purchase plan adopted by the Initial Limited Partner, or for any other purpose, the purchase price paid by the Initial Limited Partner for such Common Stock and any other expenses incurred by the Initial Limited Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Initial Limited Partner, subject to the condition that:
(i)if such Common Stock subsequently is to be sold by the Initial Limited Partner, the Initial Limited Partner shall pay to the Partnership any proceeds received by the Initial Limited Partner from the sale of such Common Stock (provided that an exchange of Common Stock for Partnership Units pursuant to Section 15.1(b) would not be considered a sale for such purposes); and
(ii)if such Common Stock is not re-transferred by the Initial Limited Partner within 30 days after the purchase thereof, the Initial Limited Partner shall cause the Partnership to cancel a number of Partnership Units held by the Initial Limited Partner (as applicable) equal to the product of
1.the number of shares of such Common Stock, multiplied by
2.a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such cancellation.
b.If the Initial Limited Partner purchases shares of Common Stock from the Trust (as from time to time defined in the Articles of Incorporation), the Partnership will purchase from the Initial Limited Partner a number of Partnership Units, at a price per Partnership Unit equal to the price per share of Common Stock paid by the Initial Limited Partner, equal to the product of
(i) the number of shares of Common Stock purchased by the Initial Limited Partner from the Trust, multiplied by
(ii) a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.

4.7	No Third-Party Beneficiary
No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.8	No Interest; No Return
a.No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.
b.Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.9	No Preemptive Rights.
Subject to any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to
a.additional Capital Contributions or loans to the Partnership; or
b.issuance or sale of any Partnership Units or other Partnership Interests.
Article 5
DISTRIBUTIONS

5.1	Distributions
a.Subject to the provisions of Sections 5.3, 5.4, 12.2(c) and 13.2, the General Partner shall cause the Partnership to distribute, at such times as the General Partner shall determine (each a “Distribution Date”), an amount of Available Cash, determined by the General Partner in its sole discretion to the Partners holding Partnership Units who are Partners on the applicable Partnership Record Date, in accordance with each such Partner’s respective Percentage Interest; provided, however, that a holder of Class B Units will only be entitled to distributions with respect to a Class B Unit as set forth in Article 16 and a holder of Class C Units will only be entitled to distributions with respect to a Class C Unit as set forth in Article 17, and, in each case, in making distributions pursuant to this Section 5.1, the General Partner of the Partnership shall take into account the provisions of Section 16.2(a) and Section 17.2(a), as applicable.
b.In no event may any Partner receive a distribution pursuant to Section 5.1(a) with respect to a Partnership Unit if such Partner is entitled to receive a distribution with respect to Common Stock for which such a Partnership Unit has been exchanged.

5.2	Qualification of the Initial Limited Partner as a REIT
The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the Initial Limited Partner to pay dividends to the Stockholders that will enable the Initial Limited Partner to
a.satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”), and
b.minimize any federal income or excise tax liability;
provided, however, that the General Partner shall not be bound to comply with this covenant to the extent such distributions would violate applicable Delaware law.

5.3	Withholding
All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts distributed to the Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

5.4	Additional Partnership Interests
If the Partnership issues Partnership Interests in accordance with Section 4.2, 4.3 or 4.5, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit A.

5.5	Distributions in Kind
Except as expressly provided herein, no right is given to any Partner to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to cause the Partnership to make a distribution in kind of Partnership assets to the Partners, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof; provided, however, that the General Partner shall not cause the Partnership to make a distribution in kind to any Partner unless the Partner has been given 90 days prior written notice of such distribution.

5.6	Distributions Upon Liquidation
Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Holders in accordance with Section 13.2 hereof.

Article 6
ALLOCATIONS

6.1	Allocations
The Net Income, Net Loss, Net Property Gain, Net Property Loss, Liquidating Gain and other Partnership items shall be allocated pursuant to the provisions of Exhibit A.

6.2	Revisions to Allocations to Reflect Issuance of Partnership Interests
If the Partnership issues Partnership Interests to the General Partner, the Initial Limited Partner or any additional Limited Partner pursuant to Article 4, the General Partner shall make such revisions to this Article 6 and Exhibit A as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS

7.1	Management
a.(i)    Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner (in its capacity as such) shall have any right or obligation to participate in or exercise control or management power over the business and affairs of the Partnership or any liability in connection with the General Partner’s exercise of such control or management power.
(ii)The General Partner may not be removed by the Limited Partners with or without cause.
(iii)In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.11 and Article 11 (as applicable), shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:
1.(1)    the making of any expenditures, the lending or borrowing of money, including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Initial Limited Partner (so long as the Initial Limited Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Stockholders in amounts sufficient to permit the Initial Limited Partner to maintain REIT status,
a.the assumption or guarantee of, or other contracting for, indebtedness and other liabilities,
b.the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets), and
c.the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;
2.the acquisition, purchase, ownership, operating, leasing and disposition of any Real Property and any other property or assets, including mortgages and real estate-related notes, whether directly or indirectly;
3.the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;
4.subject to Article 11, the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation or other combination (each a “Business Combination”) of the Partnership with or into another Entity on such terms as the General Partner deems proper;
5.the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including,

a.the financing of the conduct of the operations of the Initial Limited Partner, the Partnership or any of the Partnership’s Subsidiaries,
b.the lending of funds to other Persons (including the Subsidiaries of the Partnership and/or the Initial Limited Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and
c.the making of capital contributions to its Subsidiaries;
6.the expansion, development, redevelopment, construction, leasing, repair, rehabilitation, repositioning, alteration, demolition or improvement of any property in which the Partnership or any Subsidiary of the Partnership owns an interest;
7.the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;
8.the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;
9.holding, managing, investing and reinvesting cash and other assets of the Partnership;
10.the collection and receipt of revenues and income of the Partnership;
11.the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including employees having titles such as “president”, “vice president”, “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;
12.the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers thereof as it deems necessary or appropriate;
13.the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further Entities or other relationships that it deems desirable, including the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided, however, that as long as the Initial Limited Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the Initial Limited Partner to fail to qualify as a REIT;
14.the control of any matters affecting the rights and obligations of the Partnership, including
a.the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,
b.the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and
c.the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
15.the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);
16.the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt; provided, however, that such methods are otherwise consistent with the requirements of this Agreement;
17.the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;
18.the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
19.the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;
20.the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers,

releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;
21.the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;
22.the authorization, issuance, sale, redemption or purchase of any Partnership Units or any securities of the Partnership;
23.the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries;
24.the updating of the Register to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which updating, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in the Register otherwise is authorized by this Agreement; and
25. the amendment of this Agreement to reflect such changes as are reasonably necessary or appropriate for the General Partner or the Partnership to comply with, or reasonably allocate the burden of any Partnership-level assessments under the BBA Rules.
b.Each of the Limited Partners agree that, subject to Article 7 and Article 11, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation.
c.At all times from and after the date hereof, the General Partner at the expense of the Partnership, may or may not, cause the Partnership to obtain and maintain
(ii)casualty, liability and other insurance on the properties of the Partnership;
(iii)liability insurance for the Indemnitees hereunder; and
(iiii)such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.
d.The General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.
e.(i)    Except as otherwise required by the Tax Protection Agreement or any other written agreement between the General Partner or the Partnership and any Partner, in exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. Except as otherwise required by the Tax Protection Agreement or any other written agreement between the General Partner or the Partnership and any Partner, the General Partner and the Partnership shall not have liability to any Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided, that the General Partner has acted in good faith pursuant to its authority under this Agreement.
(ii)Except as otherwise required by the Tax Protection Agreement or any other written agreement between the General Partner or the Partnership and any Partner, the General Partner and the Partnership shall not have liability to any Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

7.2	Certificate of Limited Partnership
a.The General Partner and the Initial Limited Partner have previously filed the Certificate with the Secretary of State of Delaware as required by the Act.
b.(i)    The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.
(ii)To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property.
(iii)The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

7.3	Reimbursement of the General Partner
a.Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

b.(i)    The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. Subject to Section 15.14, the General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including (i) all expenses associated with compliance by the General Partner and the Initial Limited Partner, with laws, rules and regulations promulgated by any regulatory body, (ii) expenses related to the operations of the General Partner and the Initial Limited Partner and to the management and administration of any Subsidiaries of the General Partner, the Initial Limited Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner and the Initial Limited Partner (including, without limitation, payments under future compensation plans, of the General Partner or the Initial Limited Partner that may provide for stock units, or phantom stock, pursuant to which employees of the General Partner, the Initial Limited Partner or the Partnership will receive payments based upon dividends or on the value of share of Common Stock), (iii) director or manager fees and expenses of the General Partner, the Initial Limited Partner or their Affiliates, or (iv) all costs and expenses of the Initial Limited Partner being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders; provided, however, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name.
(ii)Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.
(iii)The General Partner shall determine in good faith the amount of expenses incurred by it and the Initial Limited Partner related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner and/or the Initial Limited Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its reasonable discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner or the Initial Limited Partner.
c.(i)    Expenses incurred by the General Partner relating to the organization or reorganization of the Partnership, the General Partner and the Initial Limited Partner, the issuance of Common Stock, Preferred Stock, Funding Debt or New Securities in connection with an Offering and any issuance of additional Partnership Interests, Common Stock or rights, options, warrants, or convertible or exchangeable securities pursuant to Section 4.2 hereof and all costs and expenses associated with the preparation and filing of any periodic reports by the General Partner or the Initial Limited Partner under federal, state or local laws or regulations (including all costs, expenses, damages, and other payments resulting from or arising in connection with litigation related to any of the foregoing) are primarily obligations of the Partnership.
(ii)Subject to Section 15.14, to the extent the General Partner pays or incurs such expenses, the General Partner shall be reimbursed for such expenses.
d.If and to the extent any reimbursements to the General Partner pursuant to this Section 7.3 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

7.4	Outside Activities of the General Partner and the Initial Limited Partner
a.Neither the General Partner nor the Initial Limited Partner shall directly or indirectly enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Partnership Interests, (b) with respect to the General Partner, the management of the business and affairs of the Partnership, (c) with respect to the Initial Limited Partner, the operation of the Initial Limited Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) with respect to the Initial Limited Partner, its operations as a REIT, (e) with respect to the Initial Limited Partner, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Partnership or its assets or activities, and (g) such activities as are incidental thereto; provided, however, that, except as otherwise provided herein, any funds raised by the Initial Limited Partner pursuant to the preceding clauses (e) and (f) shall be made available to the Partnership, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided, further that each of the General Partner and the Initial Limited Partner may, in its sole and absolute discretion, from time to time hold or acquire Properties in its own name or otherwise other than through the Partnership so long as the General Partner or the Initial Limited Partner, as applicable, takes commercially reasonable measures to ensure that the economic benefits and burdens of such Property are otherwise vested in the Partnership, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Partnership, the Partners shall negotiate in good faith to amend this Agreement, including, without limitation, the definition of “Exchange Factor,” to reflect such activities and the direct ownership of assets by the General Partner or the Initial Limited Partner, as applicable. Nothing contained herein shall be deemed to prohibit the General Partner or the Initial Partner from executing guarantees of the Partnership’s Debt. Notwithstanding the foregoing, the General Partner or the Initial Limited Partner may acquire Properties in exchange for shares of Common Stock, other shares of capital stock or New Securities, or cash, in each case solely to the extent such Properties (or interests therein) are contributed by the General Partner or the Initial Limited Partner, as applicable, to the Partnership, pursuant to the terms described in Section 4.3, except no such contribution shall be required to the extent the Properties acquired by the General Partner or the Initial Limited Partner, as applicable, are direct or indirect interests in Partnership Interests. If, at any time, the General Partner or the Initial Limited Partner acquires material assets (other than on behalf of the Partnership), to the extent reasonably determined by the General Partner to be necessary, the definition of “Exchange Factor” shall be adjusted, as reasonably agreed to by the General Partner and the other Limited Partners, to reflect such acquisition of material assets by the General Partner or the Initial Limited Partner, as applicable. The General Partner’s General Partner Interest in the Partnership, the Initial Limited Partner’s Limited Partner Interest in the Partnership, a minority interest in any Subsidiary of the Partnership that the General Partner or the Initial Limited Partner holds in order to maintain such Subsidiary’s status as a partnership for federal income tax purposes or otherwise, Properties that meet the requirements of this Section 7.5(a) (and prior to their contribution to the Partnership pursuant to Section 4.3), interests in such short-term liquid investments, bank accounts or similar instruments as the General Partner deems necessary to carry out the General Partner’s and the Initial Limited Partner’s responsibilities contemplated under this Agreement and the Articles of Incorporation, and interests in Disregarded Entities with respect to the General Partner or the Initial Limited Partner which hold any of the foregoing, are interests which the General Partner and the Initial Limited Partner are permitted to acquire and hold for purposes of this Section 7.5(a). Nothing in this Agreement shall limit, or be deemed to limit, the ability of the Initial Limited Partner or its Subsidiaries to act as an advisor to, or manage the day-to-day activities and investment strategy of, Phillips Edison Grocery Center REIT II, Inc., Phillips Edison Grocery Center REIT III, Inc. or their respective Affiliates, or to provide similar services to other Persons from time to time in the sole discretion of the Initial Limited Partner.
b.The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5	Contracts with Affiliates
a.(i)    The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.
(ii)The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
b.Except as provided in Section 7.4, the Partnership may Transfer assets to Entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, may determine.
c.Except as expressly permitted by this Agreement, neither the Initial Limited Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.
d.The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership (including, without limitation, plans that contemplate the issuance of Class B Units or Class C Units), the Initial Limited Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the Initial Limited Partner, any Subsidiaries of the Partnership or any Affiliate of any of them.
e.The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

7.6	Indemnification
a.(i)    Subject to Section 15.14, to the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, whether by or in the right of the Partnership or otherwise (subject to (y) below) that relate to the operations of the Partnership or the Initial Limited Partner (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, if the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iii) for any loss resulting from any transaction for which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise in violation or breach of any provision of this Agreement; and provided, further, that no payments pursuant to this Agreement shall be made by the Partnership (x) to indemnify or advance expenses to any Indemnitee with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the General Partner or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, (y) to advance expenses in connection with one or more Actions or claims brought by or in the right of the Partnership or (z) to indemnify an Indemnitee in connection with one or more Actions involving such Indemnitee if such Indemnitee is found liable to the Partnership with respect to such claim or Action. If Indemnitee is entitled to indemnification hereunder with respect to one or more but less than all claims, issues or matters in any Action, the Partnership shall provide indemnification hereunder in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis.
(ii)Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, in its sole and absolute discretion on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.6(a) that the Partnership indemnify each Indemnitee to the fullest extent permitted by law and this Agreement. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.6(a). The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such

Indemnitee acted in a manner contrary to that specified in this Section 7.6(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any other holder shall have any obligation to pay or otherwise satisfy such indemnification obligation or to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.6.
(iii)Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.
b.Subject to Section 15.14, to the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7(b) has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
c.The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.
d.The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
e.Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership, the General Partner or the Initial Limited Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.6, unless such liabilities arise as a result of (i) an act or omission of such Indemnitee that was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission that such Indemnitee had reasonable cause to believe was unlawful, or (iii) any transaction in which such Indemnitee actually received an improper personal benefit in violation or breach of any provision of this Agreement.
f.In no event may an Indemnitee subject any of the Partners (other than the General Partner) to personal liability by reason of the indemnification provisions set forth in this Agreement.
g.An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
h.(i)    The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(ii)Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
i.If and to the extent any payments to the Initial Limited Partner pursuant to this Section 7.6 constitute gross income to the Initial Limited Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
j.Any obligation or liability whatsoever of the General Partner which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of the General Partner or the Partnership only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of the General Partner’s directors, stockholders, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
k.To the fullest extent permitted by applicable law, no Indemnitee shall be liable to the Partnership, any Partner or any other Person bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnitee in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnitee by this Agreement, except that an Indemnitee shall be liable for any such loss, damage or claim incurred by reason of such Indemnitee’s intentional harm or gross negligence.

7.7	Liability of the General Partner and the Initial Limited Partner
a.(i)    The Limited Partners (other than the Initial Limited Partner) expressly acknowledge that, in discharging its fiduciary duties to the Partnership and the Limited Partners, the General Partner is acting on behalf of the

Partnership and the Stockholders of the Initial Limited Partner collectively; accordingly, subject to the provisions of Section 7.1(e) and the remainder of this Section 7.7, the General Partner is under no obligation to consider the separate interest of the Limited Partners (including the tax consequences to any Limited Partner or any Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions and (ii) shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided that the General Partner has acted in good faith and otherwise in compliance with this Agreement.
(ii)With respect to any indebtedness of the Partnership which any Limited Partner may have guaranteed, the General Partner shall have no duty to keep such indebtedness outstanding.
b.The Limited Partners expressly acknowledge that if any conflict in the fiduciary duties owed by the Initial Limited Partner (as the sole member of the General Partner) to its Stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners (other than the Initial Limited Partner), the General Partner will endeavor in good faith to resolve the conflict in a manner not adverse to either the Stockholders of the Initial Limited Partner or the Limited Partners (other than the Initial Limited Partner), provided that, to the extent that any such conflict cannot be resolved in a manner not adverse to either the Stockholders of the Initial Limited Partner or the Limited Partners (other than the Initial Limited Partner), the General Partner shall be entitled to resolve such conflict in favor of the Stockholders of the Initial Limited Partner. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with any action (or election not to act) in accordance with this Section 7.7(b) so long as the General Partner has complied with its obligations under this Section 7.7(b) and not otherwise violated this Agreement. The Initial Limited Partner shall guarantee all liabilities and obligations of the General Partner to the Limited Partners (other than the Initial Limited Partner) arising from any breach or violation of this Agreement or the General Partner’s duties to the Limited Partners.
c.Notwithstanding anything to the contrary in this Agreement, under no circumstances will the fiduciary duties of the General Partner require the General Partner to breach the Tax Protection Agreement.
d.Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner or the members, managers or agents of the General Partner, the Initial Limited Partner, or of the directors, officers, stockholders, employees or agents of the Initial Limited Partner, or the Indemnitees, to the Partnership, the Partners or any other Person bound by this Agreement under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
e.Nothing in this Agreement shall limit or otherwise affect the rights, obligations or remedies of any party to the Tax Protection Agreement or any other written agreement between the General Partner or the Partnership and any Partner.

7.8	Other Matters Concerning the General Partner
a.The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
b.The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon and in accordance with the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be presumed to have been done or omitted in good faith.
c.(i)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.
(ii)Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.
d.Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order
(i)to protect the ability of the Initial Limited Partner to continue to qualify as a REIT; or
(ii)to minimize the incurrence by the Initial Limited Partner of any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

7.9	Title to Partnership Assets
a.Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.
b.(i)    Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.

(ii)The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.
(iii)All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.10	Reliance by Third Parties
a.Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.
b.Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.
c.In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.
d.Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that
(i)at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;
(ii)the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and
(iii)such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.11	Loans By Third Parties
The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

Article 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1	Limitation of Liability
No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

8.2	Management of Business
a.No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.
b.The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

8.3	Outside Activities of Limited Partners
a.Subject to Section 7.7 and any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner, or any of its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner, and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.
b.Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, any Assignee or any of their Affiliates.
c.No Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4	Return of Capital
a.Except pursuant to the rights of Redemption set forth in Section 15.1, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.
b.Except as provided in Articles 5, 6 and 13 hereof, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

8.5	Rights of Limited Partners Relating to the Partnership
a.In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Person’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Person’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):
i.to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the Initial Limited Partner pursuant to the Exchange Act; and
ii.to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year.
b.Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:
i.the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or
ii.the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

8.6	Partnership Right to Call Limited Partner Interests
Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners are less than one percent (1%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests by treating any Limited Partner as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 15.1 hereof for the amount of OP Units to be specified by the General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.6. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.6 shall be treated as if it were a Notice of Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 8.6, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may, in the General Partner’s sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party and (b) the provisions of Sections 15.1(e)(ii) and 15.1(e)(iii) hereof shall not apply, but the remainder of Section 15.1 hereof shall apply, mutatis mutandis.

8.7	Not Applicable to Initial Limited Partner
As used in this Article 8, “Limited Partner” refers to Limited Partners other than the Initial Limited Partner or its successors.

Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1	Records and Accounting
a.The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including all books and records necessary for the Initial Limited Partner to comply with applicable REIT Requirements and to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.3 hereof.
b.Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.
c.The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

9.2	Fiscal Year
The fiscal year of the Partnership shall be the calendar year, unless otherwise required by the Code and the Regulations.

9.3	Reports
a.As soon as practicable, but in no event later than the date on which the Initial Limited Partner mails its annual report to its Stockholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Initial Limited Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with the standards of the Public Accounting Oversight Board (United States), such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.
b.If and to the extent that the Initial Limited Partner mails quarterly reports to its Stockholders, then as soon as practicable, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the Initial Limited Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.
c.Notwithstanding the foregoing, for so long as Jeffrey S. Edison or any of his Affiliates hold OP Units, the General Partner shall furnish to all holders of OP Units all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K, as applicable, if the Initial Limited Partner or the Partnership were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the certified public accountants of the Initial Limited Partner or the Partnership, as applicable; provided, however, that to the extent such information is filed with the Securities and Exchange Commission and is publicly available, no additional copies need be furnished to holders of OP Units. This Section 9.3(c) may not be amended without the consent of holders of at least 50% of the Partnership Interest held by Jeffrey S. Edison and his Affiliates.
d.Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.
Article 10
TAX MATTERS

10.1	Preparation of Tax Returns
a.The General Partner shall arrange for the preparation and timely filing (taking into account extensions) of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, (i) within ninety (90) days of the close of each taxable year, preliminary tax information (which information shall be an estimate based on information available to the Partnership at such time) reasonably required by the Limited Partners for federal and state income tax reporting purposes and (ii) no later than thirty (30) days prior to the due date of the Partnership federal income tax return (taking into account extensions), a final version of such information, which may include information that is different from the information previously provided under clause (i). The federal income tax return of the Partnership shall be filed annually on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required.
b.If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing (taking into account extensions) of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, (i) within ninety (90) days of the close of each taxable year, preliminary tax information (which information shall be an estimate based on information available to the Partnership at such time) reasonably required by the Limited Partners for federal and state income tax reporting purposes and (ii) no later than thirty (30) days prior to the due date of the applicable federal income tax returns (taking into account extensions), a final version of such information, which may include information that is different from the information previously provided under clause (i).

10.2	Tax Elections
a.Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code and the Regulations, including any election under the BBA Rules and the election under Section 754 of the Code.
b.Except as otherwise required by the Tax Protection Agreement or by any other agreement between the General Partner or the Partnership and any Partner, the General Partner shall elect a permissible method (which need not be the same method for each item or property) of eliminating the disparity between the Gross Asset Value and the tax basis for each item of property contributed to the Partnership or to a Subsidiary of the Partnership pursuant to the Regulations promulgated under the provisions of Section 704(c) of the Code.
c.The General Partner shall have the right to seek to revoke any tax election it makes, including any election under the BBA Rules and the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.
d.The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in proposed Regulations Section 1.83-3(1) and the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective (including, without limitation, Class B Units or Class C Units), to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The General Partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners if and when the Safe Harbor Election becomes available. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The General Partner is authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under proposed Regulations Section 1.83-3, including amending this Agreement.

10.3	Tax Matters Partner; Partnership Representative
a.(i)    The General Partner shall be the “tax matters partner,” within the meaning of Section 6231 of the TEFRA Rules (the “Tax Matters Partner”), and the “partnership representative,” within the meaning of Section 6223 of the BBA Rules (the “Partnership Representative”), of the Partnership for federal income tax purposes.
(ii)Pursuant to Section 6230(e) of the TEFRA Rules, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the Tax Matters Partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees, and the TEFRA Rules apply to such proceeding.
(iii)The Tax Matters Partner or the Partnership Representative, as applicable, is authorized, but not required:
1.to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Partner or the Partnership Representative may expressly state that such agreement shall bind all Partners, except that if the TEFRA Rules apply to such proceeding, such settlement agreement shall not bind any Partner
a.who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner; or
b.who is a “notice partner” (as defined in Section 6231(a)(8) of the TEFRA Rules) or a member of a “notice group” (as defined in Section 6223(b)(2) of the TEFRA Rules);
2.if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner or the Partnership Representative, as applicable, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;
3.to intervene in any action brought by any other Partner for judicial review of a final adjustment;
4.to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
5.to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item; and
6.to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
The taking of any action and the incurring of any expense by the Tax Matters Partner or the Partnership Representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner or the Partnership Representative, as applicable.
b.(i)    The Tax Matters Partner or the Partnership Representative, as applicable, shall receive no compensation for its services.
(ii)All third party costs and expenses incurred by the Tax Matters Partner or the Partnership Representative, as applicable, in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.
(iii)Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the Tax Matters Partner or the Partnership Representative, as applicable, in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

10.4	Organizational Expenses
The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

10.5	Withholding
a.Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. For purposes of this Section 10.5, any tax (including interest and penalties) assessed against or otherwise required to be paid by the Partnership on behalf of or with respect to any Partner or otherwise as a result of a Partner’s interest in the Partnership (including any assessment under the BBA Rules) shall be treated as a withholding tax subject to the provisions of this Section 10.5, which tax shall be allocated among the Partners (including, in the case of assessments under the BBA Rules or otherwise, any Person that was a Partner during the taxable year or other period to which such assessment relates, even if such Person is not a Partner at the time the assessment is made or actually paid by the Partnership) as determined in good faith by the General Partner.
b.(i)    Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner as the case may be within fifteen (15) days after notice from the General Partner that such payment must be made unless
1.the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner; or
2.the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.
(ii)Any amounts withheld pursuant to the foregoing clauses (i)(A) or (B) shall be treated as having been distributed to the Limited Partner (except that, with respect to assessments under the BBA Rules, such amounts shall (x) be treated as expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, (y) be specially allocated to the Partners to whom such amounts are attributable, as determined in good faith by the General Partner, and (z) reduce the amounts otherwise distributable to such Partners under this Agreement, as if such amounts were distributed to them, as determined in good faith by the General Partner).
c.(i)    Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.
(ii)(A)    If a Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner.
1.Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan.
(iii)Any amount payable by a Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by The Wall Street Journal but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.
(iv)Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.
Article 11
TRANSFERS; WITHDRAWALS; BUSINESS COMBINATIONS

11.1	Transfers in General
a.(i)    The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or a Limited Partner (including the Initial Limited Partner) purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, merger, consolidation, reclassification, reorganization, liquidation or any other disposition by law or otherwise.
(ii)The term “Transfer” when used in this Article 11 does not include any exchange of Partnership Units for cash or Common Stock pursuant to Section 15.1.
(iii)The term “Transfer” when used in this Article 11 does not include any conversion of Class B Units into OP Units pursuant to Section 16.4, or any conversion of Class C Units into OP Units pursuant to Section 17.4.
b.(i)    No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11.
(ii)Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

11.2	Transfer Restrictions in Business Combinations
a.The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, except
(i)with the Consent of the Limited Partners to such Transfer or withdrawal;
(ii)if the General Partner Transfers all of its General Partner Interest to the Initial Limited Partner; or
(iii)if such Transfer is to an entity which is wholly owned by the General Partner or the Initial Limited Partner and is a Qualified REIT Subsidiary.
It is a condition to any Transfer of the General Partner’s General Partner Interest otherwise permitted hereunder (including any transfer permitted under this Section 11.2(a)) that: (x) coincident with such Transfer, the transferee is admitted as a General Partner pursuant to Section 12.1 hereof; (ii) the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such transferred General Partner Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the General Partner Interest so acquired and the admission of such transferee as a General Partner.
b.If the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.
c.In addition to the requirements of Section 11.2(d), without the Consent of the Limited Partners, the Initial Limited Partner shall not engage in any merger, consolidation or other combination of the Initial Limited Partner or the Partnership with or into another Person or sale of all or substantially all of its or the Partnership’s assets, or any reclassification, recapitalization or change of any outstanding shares of the Initial Limited Partner’s stock or other equity interests (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of Common Stock) (a “Transaction”), unless
(i)in connection with the Transaction all Limited Partners (other than the Initial Limited Partner) will either receive, or will have the right to elect to receive on substantially identical terms as holders of Common Stock, for each OP Unit an amount of cash, securities, or other property equal to the product of the Exchange Factor and the greatest amount of cash, securities or other property or value paid in the Transaction (as applicable based on the consideration payable to holders of Common Stock) to or received by a holder of one share of Common Stock in consideration of one share of Common Stock pursuant to such Transaction or, if greater, at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of the outstanding Common Stock, each holder of OP Units also shall be given the option to exchange its OP Units for the greatest amount of cash, securities, or other property which a Limited Partner would have received had it:
1.exercised its Redemption Right pursuant to Section 15.1 and
2.sold, tendered or exchanged pursuant to the Offer the Common Stock received upon exercise of its Redemption Right pursuant to Section 15.1 immediately prior to the expiration of the Offer.
The foregoing is not intended to, and does not, affect the ability of (i) a Stockholder of the Initial Limited Partner to sell its stock in the Initial Limited Partner or (ii) the Initial Limited Partner to perform its obligations (under agreement or otherwise) to such Stockholders (including the fulfillment of any obligations with respect to registering the sale of stock under applicable securities laws); or
(ii)all the following conditions are met: (w) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (x) the Limited Partners that held OP Units immediately prior to the Transaction own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of such Limited Partners in the Surviving Partnership are at least as favorable as those in this Agreement and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (z) the rights of the such Limited Partners include at least the following: (a) the right to redeem their interests in the Surviving Partnership for the consideration available to such persons pursuant to Section 11.2(c)(i) or (b) the right to redeem their interests in the Surviving Partnership for cash on terms equivalent to those in effect with respect to their OP Units in this Agreement, or, if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the Common Stock.
(iii)The above provisions of this Section 11.2(c)(i) or (ii), as the case may be, shall similarly apply to successive mergers or consolidations permitted hereunder.
d.Neither the Initial Limited Partner nor the General Partner, as applicable, shall consummate (v) a merger, consolidation or other combination involving a Change of Control, (w) any merger involving the Partnership, (x) the sale of all or substantially all of the assets of the Initial Limited Partner or the Partnership to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), (y) any OP Unit issuance in respect of a transaction (a “Stockholder Vote Transaction,” and each Stockholder Vote Transaction or other transaction described in subclauses (v), (w), and (x) of this Section 11.2(d), a “Partnership Vote Transaction”) required to be submitted for the approval of the holders of Common Stock (a “Stockholder Vote”) unless: (i) the General Partner first provides the Limited Partners with advance notice at least equal in time to the advance notice given to holders of Common Stock in connection with such Stockholder Vote (or if no Stockholder Vote is required, advance notice at least equal in time to the advance notice that would be given to holders of Common Stock if a Stockholder Vote were required), (ii) in connection with such advance notice, the General Partner provides the Limited Partners with written materials describing the proposed Partnership Vote Transaction (which may consist of the proxy statement or registration statement used in connection with a Stockholder Vote, if applicable) and (iii) the Partnership Vote Transaction is approved by the holders of the Partnership Units (the “Partnership Vote”) at the same level of approval as required for the Stockholder Vote (or if no Stockholder Vote is required, the level of approval that would be required if a Stockholder Vote were required) (for example, (x) if the approval of holders of outstanding shares of Common Stock entitled to cast a majority of the votes entitled to be cast on the matter is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of holders of outstanding Partnership Units (including votes deemed to be cast by the General Partner) entitled to cast a majority of votes entitled to be cast on the matter will be required to approve the Partnership Vote Transaction in the Partnership Vote or (y) if the approval of a majority of the votes cast by holders of outstanding shares of Common Stock present at a meeting of such holders at which a quorum is present is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of a majority of the votes cast (including votes deemed to be cast by the General Partner) by holders of outstanding Partnership Units present at a meeting of such holders at which a quorum is present will be required to approve the Partnership Vote Transaction in the Partnership Vote). For purposes of the Partnership Vote, (i) each Partner holding Partnership Units (other than the Initial Limited Partner or any of its Subsidiaries) shall be entitled to cast a number of votes equal to the total number of Partnership Units held by such Partner as of the record date for the Stockholder Meeting, and (ii) the Initial Limited Partner and its Subsidiaries shall not be entitled to vote thereon and shall instead be deemed to have cast a number of votes equal to the sum of (x) the total number of Partnership Units held by the Initial Limited Partner and its Subsidiaries as of the Record Date for the Stockholder Meeting plus (y) the total number of shares of unvested restricted shares of Common Stock with respect to which the General Partner does not hold back-to-back OP Units as of the Record Date for the Stockholder Meeting, in proportion to the manner in which all outstanding shares of Common Stock were voted in the Stockholder Vote (for example, “For,” “Against,” “Abstain” and “Not Present”). Any such Partnership Vote will be taken in accordance with Section 14.2 below (including Section 14.2(b) thereof permitting actions to be taken by written consent without a meeting), mutatis mutandis to give effect to the foregoing provisions of this Section 11.2(d), except that, solely for purposes of determining whether a quorum is present at any meeting of the Partners at which a Partnership Vote will occur, the Initial Limited Partner and its Subsidiaries shall be considered to be entitled to cast at such meeting all votes that the Initial Limited Partner and its Subsidiaries will be deemed to have cast in such Partnership Vote as provided in this Section 11.2(d). For sake of greater clarity, notwithstanding anything in this Agreement to the contrary (including, but not limited to, Section 13.1(b), Section 14.1 and Section 16.3), no Limited Partner shall have voting or consent rights in connection with any transaction described in Section 11.2(c) other than those set forth in Section 11.2(c) or in this Section 11.2(d).

11.3	Permitted Transfers; Right of First Refusal
a.Prior to the end of the Initial Holding Period, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that any Limited Partner may, at any time, without the consent of the General Partner, (i) Transfer all or part of its Partnership Interest to any member of its Immediate Family, any Charity, any Controlled Entity or any Affiliate, or (ii) pledge (a “Pledge”) all or any portion of its Partnership Interest to a lending institution that is not an Affiliate of such Limited Partner as collateral or security for a bona fide loan or other extension of credit, and Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a “Permitted Transfer”). After the Initial Holding Period, subject to the provisions of Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6, a Limited Partner (other than the Initial Limited Partner) may, without the consent of the General Partner, Transfer all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic right as a Limited Partner, subject to satisfaction of each of the following conditions:
(i)General Partner Right of First Refusal. The transferring Partner (or the Partner’s estate in the event of the Partner’s death) shall give written notice of the proposed Transfer to the General Partner, which notice shall state (i) the identity and address of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the transferred Partnership Units. The General Partner shall have two (2) Business Days upon which to give the transferring Partner notice of its election to acquire the Partnership Units on the terms set forth in such notice. If it so elects, it shall purchase the Partnership Units on such terms within three (3) Business Days after giving notice of such election; provided, however, that such closing may be deferred for up to forty-five (45) days to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Act, if applicable, and any other applicable requirements of law. If it does not so elect, the transferring Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.
(ii)Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a Qualified Transferee.
(iii)Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the General Partner an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the General Partner may, in its sole discretion, waive this condition upon the request of the Transferor.
(iv)Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) five hundred (500) Partnership Units or (ii) all of the remaining Partnership Units owned by such Transferring Partner, unless, in each case, otherwise agreed to by the General Partner in its sole and absolute discretion; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

(v)Exception for Permitted Transfers. The conditions of Sections 11.3(a)(i) through 11.3(a)(iv) hereof shall not apply in the case of a Permitted Transfer.
In order to effect such transfer, the Limited Partner must deliver to the General Partner a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the assignee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations. Notwithstanding the foregoing, any transferee of any transferred Partnership Interest shall be subject to any and all restrictions on ownership or transfer of stock of the Initial Limited Partner contained in the Articles of Incorporation that may limit or restrict such transferee’s ability to exercise its redemption rights, including, without limitation, any Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.
b.(i)    If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership.
(ii)The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.
c.The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if it reasonably believes (based on the advice of counsel) such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.
d.No Transfer by a Limited Partner of its Partnership Units may be made to any Person if
(i)it could adversely affect the ability of the Initial Limited Partner to continue to qualify as a REIT or would subject the Initial Limited Partner to any additional taxes under Section 857 or Section 4981 of the Code;
(ii)it could result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;
(iii)such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);
(iv)such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;
(v)such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;
(vi)such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; or
(vii)such Transfer could be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
e.No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Section 1.752-1(a)(2) of the Regulations), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, however, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
f.Any Transfer in contravention of any of the provisions of this Section 11.3 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

11.4	Substituted Limited Partners
a.(i)    No Limited Partner shall have the right to substitute a Permitted Transferee for a Limited Partner in its place.
(ii)The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.
(iii)The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.
b.A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

c.(i)    No Permitted Transferee will be admitted as a Substituted Limited Partner, unless such transferee has furnished to the General Partner evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 hereof.
(ii)Upon the admission of a Substituted Limited Partner, the General Partner shall update the Register to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

11.5	Assignees
a.If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement.
b.An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Net Property Gain, Net Property Loss, Liquidating Gain and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners, for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).
c.If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

11.6	General Provisions
a.No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or, as it relates to the Limited Partners, pursuant to exchange of all of its Partnership Units pursuant to Section 15.1.
b.(i)    Any Limited Partner which shall Transfer all of its Partnership Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners.
(ii)Similarly, any Limited Partner which shall Transfer all of its Partnership Units pursuant to an exchange of all of its Partnership Units pursuant to Section 15.1 shall cease to be a Limited Partner.
c.Other than pursuant to Section 15.1 or with the consent of the General Partner, transfers pursuant to this Article 11 may only be made as of the first day of a fiscal quarter of the Partnership.
d.(i)    If any Partnership Interest is transferred or assigned during the Partnership Year in compliance with the provisions of this Article 11 or exchanged pursuant to Section 15.1 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, Net Property Gain, Net Property Loss, Liquidating Gain, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code and Section 1.706-4 of the Regulations, using the interim closing of the books method or such other method permitted by the Code and the Regulations as the General Partner may select, which selection shall be set forth in a dated, written statement maintained with the Partnership’s books and records. The Partners hereby agree that any such selection by the General Partner is made by “agreement of the partners” within the meaning of Section 1.706-4(f) of the Regulations.
(ii)Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.
(iii)All distributions pursuant to Section 5.1(a) attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of such Transfer, assignment, or exchange of such Partnership Units, shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions pursuant to Section 5.1(a) thereafter attributable to such Partnership Units shall be made to the transferee Partner.
e.In addition to any other restrictions on transfer herein contained, including the provisions of this Article 11, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 15.1) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for state income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there would be a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, such transfer would result in the Partnership being unable to qualify for one or more (as selected by the General Partner) of the “safe harbors” set forth in Section 1.7704-1 of the Regulations (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “PTP Safe Harbors”), or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided, however, that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 15.1 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) such transfer could adversely affect the ability of the Initial Limited Partner to remain qualified as a REIT; or (ix) if in the opinion of legal counsel of the transferring Partner (which opinion and counsel are reasonably satisfactory to the Partnership), or legal counsel of the Partnership, such transfer could adversely affect the ability of the Initial Limited Partner to continue to qualify as a REIT or subject the Initial Limited Partner to any additional taxes under Section 857 or Section 4981 of the Code, if the Initial Limited Partner has elected to be qualified as a REIT.
f.The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for one or more (as selected by the General Partner) of the PTP Safe Harbors. The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to ensure that one or more (as selected by the General Partner) of the PTP Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the Redemption Right in accordance with Section 15.1 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.
Article 12
ADMISSION OF PARTNERS

12.1	Admission of Successor General Partner
a.(i)    A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following such transfer and the admission of such successor General Partner as a general partner of the Partnership upon the satisfaction of the terms and conditions set forth in Section 12.1(b).
(ii)Any such transferee shall carry on the business of the Partnership without dissolution.
b.A Person shall be admitted as a substitute or successor General Partner of the Partnership only if the following terms and conditions are satisfied:
(i)the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;
(ii)if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
(iii)counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause
1.the Partnership to be classified other than as a partnership for federal income tax purposes, or
2.the loss of any Limited Partner’s limited liability.
c.In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(d) hereof.
d.The admission of any Person as a substitute or successor General Partner of the Partnership must comply with the terms of Article 11.

12.2	Admission of Additional Limited Partners
a.A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement or is issued Class B Units or Class C Units in exchange for no consideration in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner
(i)evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.4 hereof, and

(ii)such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.
b.(i)    Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.
(ii)The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.
c.(i)    If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, Net Property Gain, Net Property Loss, Liquidating Gain, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code and Section 1.706-4 of the Regulations, using the interim closing of the books method or such other method permitted by the Code and the Regulations as the General Partner may select, which selection shall be set forth in a dated, written statement maintained with the Partnership’s books and records. The Partners hereby agree that any such selection by the General Partner is made by “agreement of the partners” within the meaning of Section 1.706-4(f) of the Regulations.
(ii)(A)    Solely for purposes of making such allocations, unless the General Partner decides to use another method permitted under the Code or the Regulations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.
1.distributions pursuant to Section 5.1(a) with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions pursuant to Section 5.1(a) thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

12.3	Amendment of Agreement and Certificate of Limited Partnership
For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (or any update of the Register) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Article 13
DISSOLUTION, LIQUIDATION AND TERMINATION

13.1	Dissolution
a.The Partnership shall not be dissolved by the admission of Substituted Limited Partners, Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.
b.The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):
(i)the expiration of its term as provided in Section 2.5 hereof;
(ii)an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;
(iii)an election to dissolve the Partnership made by the General Partner, with the consent of the Limited Partners holding at least a majority of the Percentage Interest of the Limited Partners (including Limited Partner Interests held by the General Partner);
(iv)entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
(v)a Capital Transaction;
(vi)a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that each of the General Partner and the Initial Limited Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against each of the General Partner and the Initial Limited Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

13.2	Winding Up
a.(i)    Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.
(ii)No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.
(iii)The General Partner, or, if there is no remaining General Partner, any Person elected by the Limited Partners holding at least a “majority in interest” (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock or other securities of the General Partner) shall be applied and distributed in the following order:
1.First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;
2.Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;
3.Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and
4.the balance, if any, shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances after giving effect to all allocations in Exhibit A and all prior distributions under Section 5.1.
(iv)The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.
(v)Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).
b.(i)    Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.
(ii)Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.
(iii)The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
c.In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner, the Limited Partners pursuant to this Article 13 may be:
1.distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner and the Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or
2.withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and the Limited Partners in the manner and order of priority set forth in Section 13.2(a), as soon as practicable.

13.3	Negative Capital Account
Except as otherwise agreed to in writing by any Partner, if any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

13.4	Rights of Limited Partners
a.Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

b.Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

13.5	Notice of Dissolution
If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

13.6	Termination of Partnership and Cancellation of Certificate of Limited Partnership
Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

13.7	Reasonable Time for Winding-Up
A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

13.8	Waiver of Partition
Each Partner hereby waives any right to partition of the Partnership property.

Article 14
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1.	Amendments
a.The General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners.
b.Notwithstanding Section 14.1(a) hereof, this Agreement shall not be amended with respect to:
(i)any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would:
1.convert a Limited Partner’s interest in the Partnership into a General Partner Interest;
2.modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; or
3.amend this Section 14.1(b)(i);
(ii)any Limited Partner adversely affected without the Consent of Limited Partners if such amendment would:
1.alter or change Section 15.1 or any defined terms used therein to the extent such alteration or change would affect the provisions of Section 15.1;
2.create an obligation to make Capital Contributions not contemplated in this Agreement;
3.alter or change the terms of this Agreement regarding the rights of the limited partners with respect to Business Combinations, Transactions or transactions giving rise to voting or consent rights under Article 11 or alter or change any defined term used in any provision of this Agreement relating thereto;
4.    amend Section 7.1(e), Section 7.7 or Section 7.8 or otherwise alter or change the fiduciary duties of the General Partner to the Limited Partners;
5.alter or change the distribution and liquidation rights provided in Section 5 and 13 hereto, or the allocations provisions of Article 6 or Exhibit A except as permitted under Section 5.4, Section 6.2 and Section 7.1(a)(iii)(Y) of this Agreement; or
6.amend this Section 14.1(b)(ii).
c.Section 14.1(b)(i) does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.
d.The restrictions on amendments in this Agreement, including in this Section 14.1, shall apply regardless of how an amendment may be affected, whether directly, by supplement or separate agreement, or whether by or in connection with a merger, consolidation or by an amendment to the Certificate.

14.2.	Meetings of the Partners
a.(i)    Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests.

(ii)The request shall state the nature of the business to be transacted.
(iii)Except as set forth in Section 11.2(d), notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.
(iv)Partners may vote in person or by proxy at such meeting.
(v)Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1(a).
(vi)Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Partners (including the General Partner) shall control.
b.(i)    Subject to Section 14.2(a)(vi), any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).
(ii)Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).
(iii)Such Consent shall be filed with the General Partner.
(iv)An action so taken shall be deemed to have been taken at a meeting held on the effective date of the Consent as certified by the General Partner.
c.(i)    Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.
(ii)Every proxy must be signed by the Partner or an attorney-in-fact and a copy thereof delivered to the Partnership.
(iii)No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.
(iv)Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.
d.(i)    Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.
(ii)Meetings of Partners may be conducted in the same manner as meetings of the Stockholders of the General Partner and may be held at the same time, and as part of, meetings of the Stockholders of the General Partner.
Article 15
GENERAL PROVISIONS

15.1	Redemption Rights of Qualifying Parties
a.After the applicable Initial Holding Period, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein) (the “Redemption Right”) to require the Partnership to redeem all or a portion of the applicable OP Units held by such Tendering Party (OP Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”) in exchange (a “Redemption”) for the Cash Amount payable on the Specified Redemption Date. The Partnership may, in the General Partner’s sole and absolute discretion, redeem Tendered Units at the request of the holder thereof prior to the end of the applicable Initial Holding Period (subject to the terms and conditions set forth herein) (a “Special Redemption”). Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Qualifying Party when exercising the Redemption Right (the “Tendering Party”). The Partnership’s obligation to effect a Redemption, however, shall not arise or be binding against the Partnership until the earlier of (i) the date the General Partner notifies the Tendering Party that the General Partner declines to require the Initial Limited Partner to acquire some or all of the Tendered Units under Section 15.1(b) hereof following receipt of a Notice of Redemption and (ii) the Business Day following the Cut-Off Date. In the event of a Redemption, the Cash Amount shall be delivered as a certified or bank check payable to the Tendering Party or, in the General Partner’s sole and absolute discretion, in immediately available funds, in each case, on or before the Specified Redemption Date.
b.Notwithstanding the provisions of Section 15.1(a) hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in the General Partner’s sole and absolute discretion but subject to the Ownership Limit, elect to require the Initial Limited Partner to acquire some or all (such percentage being referred to as the “Applicable Percentage”) of the Tendered Units from the Tendering Party in exchange for shares of Common Stock or the Cash Amount payable on the Specified Redemption Date. If the General Partner elects to require the Initial Limited Partner to acquire some or all of the Tendered Units pursuant to this Section 15.1(b), the General Partner shall give written notice thereof to the Tendering Party on or before the close of business on the Cut-Off Date. If the General Partner elects to require the Initial Limited Partner to acquire any of the Tendered Units for shares of Common Stock, the Initial Limited Partner shall issue and deliver such Common Stock to the Tendering Party pursuant to the terms of this Section 15.1(b), in which case (1) the Initial Limited Partner shall assume directly the obligation with respect thereto and shall satisfy the Tendering Party’s exercise of its

Redemption Right with respect to such Tendered Units and (2) such transaction shall be treated, for federal income tax purposes, as a transfer by the Tendering Party of such Tendered Units to the Initial Limited Partner in exchange for the Common Stock Amount. If the General Partner so elects, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Units to the Initial Limited Partner in exchange for a number of shares of Common Stock equal to the product of the Common Stock Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as the Initial Limited Partner may reasonably require in connection with the application of the Ownership Limit to any such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Initial Limited Partner’s view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Units by the Initial Limited Partner pursuant to this Section 15.1(b), the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units and, upon notice to the Tendering Party by the General Partner given on or before the close of business on the Cut-Off Date that the General Partner has elected to require the Initial Limited Partner to acquire some or all of the Tendered Units pursuant to this Section 15.1(b), the obligation of the Partnership to effect a Redemption of the Tendered Units as to which the General Partner’s notice relates shall not accrue or arise. A number of shares of Common Stock equal to the product of the Applicable Percentage and the Common Stock Amount, if applicable, shall be delivered by the Initial Limited Partner as duly authorized, validly issued, fully paid and non-assessable shares of Common Stock and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit, the Securities Act and relevant state securities or “blue sky” laws. Neither any Tendering Party whose Tendered Units are acquired by the Initial Limited Partner pursuant to this Section 15.1(b), any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Initial Limited Partner to register, qualify or list any Common Stock owned or held by such Person, whether or not such shares of Common Stock are issued pursuant to this Section 15.1(b), with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Initial Limited Partner and any such Person. Shares of Common Stock issued upon an acquisition of the Tendered Units by the Initial Limited Partner pursuant to this Section 15.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the General Partner determines to be necessary or advisable in order to ensure compliance with such laws.
c.Notwithstanding the provisions of Section 15.1(a) and 15.1(b) hereof, the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited by the Articles of Incorporation and shall have no rights to require the Partnership to redeem OP Units if the acquisition of such OP Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof would cause any Person to violate the Ownership Limit. To the extent that any attempted Redemption or acquisition of the Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof would be in violation of this Section 15.1(c), it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in the shares of Common Stock otherwise issuable by the Initial Limited Partner under Section 15.1(b) hereof or cash otherwise payable under Section 15.1(a) hereof.
d.If the General Partner does not elect to require the Initial Limited Partner to acquire the Tendered Units pursuant to Section 15.1(b) hereof:
(i)The Partnership may elect to raise funds for the payment of the Cash Amount either (a) by requiring that the Initial Limited Partner contribute to the Partnership funds from the proceeds of a registered public Offering by the Initial Limited Partner of shares of Common Stock sufficient to purchase the Tendered Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership. The Initial Limited Partner shall make a Capital Contribution of any such amounts to the Partnership for an additional Partnership Interest consistent with the provisions of Article 4. Any such contribution shall entitle the Initial Limited Partner to an equitable Percentage Interest adjustment.
(ii)If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate).
e.Notwithstanding anything herein to the contrary (but subject to Section 15.1(c) hereof), with respect to any Redemption (or any tender of OP Units for Redemption if the Tendered Units are acquired by the Initial Limited Partner pursuant to Section 15.1(b) hereof) pursuant to this Section 15.1:
(i)All OP Units acquired by the Initial Limited Partner pursuant to Section 15.1(b) hereof shall automatically, and without further action required, be converted into and deemed to be an Initial Limited Partner Partnership Interest comprised of the same number of OP Units.
(ii)Subject to the Ownership Limit, no Tendering Party may effect a Redemption for less than one thousand (1,000) OP Units or, if such Tendering Party holds (as a Limited Partner or, economically, as an Assignee) less than one thousand (1,000) OP Units, all of the OP Units held by such Tendering Party, without, in each case, the Consent of the General Partner.
(iii)If (i) a Tendering Party surrenders its Tendered Units during the period after the Partnership Record Date with respect to a distribution and before the record date established by the Initial Limited Partner for a distribution to its stockholders of some or all of its portion of such Partnership distribution, and (ii) the General Partner elects to require the Initial Limited Partner to acquire any of such Tendered Units in exchange for shares of Common Stock pursuant to Section 15.1(b), such Tendering Party shall pay to the Initial Limited Partner on the Specified Redemption Date an amount in cash equal to the portion of the Partnership distribution in respect of the Tendered Units exchanged for shares of Common Stock, insofar as such distribution relates to the same period for which such Tendering Party would receive a distribution in respect of such shares of Common Stock.

(iv)The consummation of such Redemption (or an acquisition of Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Act.
(v)The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all OP Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such OP Units for all purposes of this Agreement, until such OP Units are either paid for by the Partnership pursuant to Section 15.1(a) hereof or transferred to the Initial Limited Partner and paid for, by the issuance of the Common Stock, pursuant to Section 15.1(b) hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof, the Tendering Party shall have no rights as a stockholder of the Initial Limited Partner with respect to the shares of Common Stock issuable in connection with such acquisition.
f.In connection with an exercise of Redemption Rights pursuant to this Section 15.1, except as otherwise Consented to by the General Partner, the Tendering Party shall submit the following to the General Partner, in addition to the Notice of Redemption:
(i)A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of shares of Common Stock by (i) such Tendering Party and (ii) to the best of their knowledge any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof, neither the Tendering Party nor to the best of their knowledge any Related Party will own shares of Common Stock in violation of the Ownership Limit;
(ii)A written representation that neither the Tendering Party nor to the best of their knowledge any Related Party has any intention to acquire any additional shares of Common Stock prior to the closing of the Redemption or an acquisition of the Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof on the Specified Redemption Date;
(iii)An undertaking to certify, at and as a condition of the closing of (i) the Redemption or (ii) the acquisition of Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of shares of Common Stock by the Tendering Party and to the best of its knowledge any Related Party remain unchanged from that disclosed in the affidavit required by Section 15.1(f)(i) or (b) after giving effect to the Redemption or the acquisition of Tendered Units by the Initial Limited Partner pursuant to Section 15.1(b) hereof, neither the Tendering Party nor, to the best of its knowledge, any other Person shall own shares of Common Stock in violation of the Ownership Limit; and
(iv)In connection with any Special Redemption, the Initial Limited Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Special Redemption will not cause the Partnership, the General Partner or the Initial Limited Partner to violate any federal or state securities laws or regulations applicable to the Special Redemption, the issuance and sale of the Tendered Units to the Tendering Party or the issuance and sale of Shares of Common Stock to the Tendering Party pursuant to Section 15.1(b) of this Agreement.
g.The Qualifying Party shall be solely responsible for the payment of any real estate transfer taxes imposed in connection with any Redemption.

15.2	Addresses and Notice
Any notice, demand, request or report required or permitted to be given or made to a Partner, Indemnitee or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or five days after being sent by first class United States mail or by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in the Register or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by E-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

15.3	Titles and Captions
All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.4	Pronouns and Plurals
Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.5	Further Action
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.6	Binding Effect
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.7	Creditors
Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

15.8	Waiver
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.9	Counterparts
This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

15.10	Applicable Law
This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.11	Invalidity of Provisions
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.12	Entire Agreement
This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

15.13	No Rights as Stockholders
Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as stockholders of the Initial Limited Partner or the General Partner, including any right to receive dividends or other distributions made to Stockholders or to vote or to consent or receive notice as Stockholders in respect to any meeting of Stockholders for the election of directors of the Initial Limited Partner or the General Partner or any other matter.

15.14	Limitation to Preserve REIT Status.
Notwithstanding anything else in this Agreement, to the extent that the amount to be paid, credited, distributed or reimbursed by the Partnership to the Initial Limited Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the Initial Limited Partner for purposes of Section 856(c)(2) or 856(c)(3) of the Code, then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to the Initial Limited Partner shall not exceed the lesser of:
(i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the Initial Limited Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the Initial Limited Partner from sources other than those described in subsections (A) through (I) of Section 856(c)(2) of the Code (but not including the amount of any REIT Payments); or
(ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the Initial Limited Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the Initial Limited Partner from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any REIT Payments);
provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts should not adversely affect the Initial Limited Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.14, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year if such carry over does not adversely affect the Initial Limited Partner’s ability to qualify as a REIT, provided, however, that any such REIT Payment shall not be carried over more than three Partnership Years, and any such remaining payments shall no longer be due and payable. The purpose of the limitations contained in this Section 15.14 is to prevent the Initial Limited Partner from failing to qualify as a REIT under the Code by reason of the Initial Limited Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.14 shall be interpreted and applied to effectuate such purpose.

Article 16
CLASS B UNITS

16.1	Designation and Number
a.Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit A, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto.
b.It is intended that the Partnership shall maintain at all times a one-to-one correspondence between Class B Units and OP Units for conversion and other purposes. If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the Class B Units to maintain a one-for-one conversion and economic equivalence ratio between OP Units and Class B Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution on all outstanding OP Units in Partnership Units, (B) the Partnership subdivides the outstanding OP Units into a greater number of units or combines the outstanding OP Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units. If more than one Adjustment Event occurs, the adjustment to the Class B Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following events shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or dividend reinvestment plan, or (z) the issuance of any Partnership Units in respect of a capital contribution to the Partnership, including a contribution by the Initial Limited Partner of proceeds from the sale of securities by the Initial Limited Partner. If the Partnership takes an action affecting the OP Units other than actions specifically described above as Adjustment Events and, in the opinion of the General Partner such action would require an adjustment to the Class B Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the Class B Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the Class B Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Partnership shall mail a notice to each holder of Class B Units setting forth the adjustment to his, her or its Class B Units and the effective date of such adjustment.

16.2	Special Provisions.
Class B Units shall be subject to the following special provisions:
a.Distributions.
(i)Except as otherwise provided in this Agreement or any Class B Unit Agreement, holders of Class B Units shall be entitled to receive current distributions of Available Cash (other than distributions upon the occurrence of a Liquidating Event) in an amount per unit equal to the amount of any such distributions that would have been payable to such holders if the Class B Units had been OP Units (if applicable, assuming such Class B Units were held for the entire period to which such distributions relate).
(ii)Holders of Class B Units shall be entitled to receive distributions upon the occurrence of a Liquidating Event pursuant to Section 13.2.
b.Allocations. Holders of Class B Units shall be entitled to certain special allocations of gain under subparagraph 1(c)(ii) of Exhibit A.
c.Exchange Right. The right to exchange all or a portion of Partnership Units for cash or, at the option of the Partnership, for shares of Common Stock provided to Limited Partners under Section 15.1 hereof shall not apply with respect to Class B Units unless and until the Class B Units are converted to OP Units as provided in clause (d) below and Section 16.4 hereof.
d.Conversion to OP Units. Class B Units are eligible to be converted into OP Units in accordance with Section 16.4 hereof.
(e)    Vesting. Class B Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of the applicable Class B Unit Agreement. The terms of any Class B Unit Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Class B Unit Agreement or by any applicable equity incentive plan of the Partnership. Class B Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of a Class B Unit Agreement are referred to as “Vested Class B Units”; all other Class B Units are referred to as “Unvested Class B Units.”
(f)    Forfeiture. Upon the forfeiture of any Class B Units in accordance with the applicable Class B Unit Agreement (including any forfeiture effected through repurchase), the Class B Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable Class B Unit Agreement, no consideration or other payment shall be due with respect to any Class B Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such units prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement (including without limitation subparagraph 2(h) of Exhibit A), any applicable equity incentive plan of the Partnership and the applicable Class B Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the holder of Class B Units that is attributable to all of his or her Class B Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by subparagraph 1(c)(ii) of Exhibit A, calculated with respect to such holder’s remaining Class B Units, if any.
(g)    Transfers. Subject to the terms and limitations contained in an applicable Class B Unit Agreement and any applicable equity incentive plan of the Partnership, and except as expressly provided in this Agreement with respect to Class B Units, a holder of Class B Units shall be entitled to transfer his or her Class B Units to the same extent, and subject to the same restrictions as holders of OP Units are entitled to transfer their OP Units pursuant to Article 11.

16.3	Voting
a.Holders of Class B Units shall (a) have the same voting rights as the Limited Partners, with the Class B Units voting as a single class with the OP Units and having one vote per Class B Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any Class B Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Class B Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class B Units so as to materially and adversely affect any right, privilege or voting power of the Class B Units or the holders of Class B Units as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; but subject, in any event, to the following provisions:
(i)With respect to any OP Unit Transaction, so long as the Class B Units are treated in accordance with Section 16.4(d) hereof, the consummation of such OP Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such; and
(ii)Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including additional OP Units, Class B Units, or Class C Units whether ranking senior to, junior to, or on a parity with the Class B Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such.
b.The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding Class B Units shall have been converted into OP Units.

16.4	Conversion of Class B Units
a.Conversion. At such time as the Economic Capital Account Balance attributable to a Vested Class B Unit is equal to the OP Unit Economic Balance, each such balance determined on a per unit basis as of the effective date of conversion (the “Class B Unit Conversion Date”), such Vested Class B Unit shall automatically convert into one fully paid and non-assessable OP Unit, giving effect to all adjustments (if any) made pursuant to Section 16.1 hereof; provided, that a Vested Class B Unit shall not be convertible into OP Units if the Economic Capital Account Balance attributable to such Vested Class B Unit is negative. Each holder of Class B Units covenants and agrees with the Partnership that all Vested Class B Units to be converted pursuant to this Section 16.4 shall be free and clear of all liens. The conversion of Vested Class B Units shall occur automatically after the close of business on the applicable Class B Unit Conversion Date without any action on the part of such holder of Vested Class B Units, as of which time such holder of Vested Class B Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion. For purposes of determining the Economic Capital Account Balance attributable to a Class B Unit, allocations pursuant to subparagraph 1(c)(ii) of Exhibit A shall be made in such a manner so as to allow the greatest number of Class B Units to convert pursuant to this Section 16.4 at any time.
b.Adjustment to Gross Asset Value.
(i)The General Partner shall provide the holders of Class B Units the opportunity but not the obligation to make Capital Contributions to the Partnership in exchange for OP Units in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(i) of the definition of Gross Asset Value up to two (2) times each Partnership Year including:
1.if the Partnership or the General Partner shall be a party to any OP Unit Transaction; provided, that the General Partner shall give each holder of Class B Units written notice of such OP Unit Transaction at least thirty (30) days prior to entering into any definitive agreement pursuant to which the OP Unit Transaction would be consummated; or
2.upon a Listing; provided, that the General Partner shall give each holder of Class B Units written notice of such Listing at least thirty (30) days prior to such Listing.
(ii)For purposes of clause (i) of this Section 16.4(b), the value of each OP Unit issued in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets shall be an amount equal to the product of (y) the Value of a share of Common Stock as of the date the holder of Class B Units makes a Capital Contribution to the Partnership multiplied by (z) the Exchange Factor.
(iii)For the avoidance of doubt, the issuance of Class B Units shall be treated as an event allowing for an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(iv) of the definition of Gross Asset Value.
c.Impact of Conversion for Purposes of Subparagraph 1(c)(ii) of Exhibit A. For purposes of making future allocations under subparagraph 1(c)(ii) of Exhibit A, the portion of the Economic Capital Account Balance of the applicable holder of Class B Units that is treated as attributable to his, her or its Class B Units shall be reduced, as of the date of conversion, by the product of the number of Class B Units converted and the OP Unit Economic Balance.

d.OP Unit Transactions. Immediately prior to or concurrent with an OP Unit Transaction the maximum number of Class B Units then eligible for conversion (in accordance with the provisions of Section 16.4(a)) shall automatically be converted into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 16.1 hereof, taking into account any allocations that occur in connection with the OP Unit Transaction or that would occur in connection with the OP Unit Transaction if the assets of the Partnership were sold at the OP Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the OP Unit Transaction (in which case the Class B Unit Conversion Date shall be the effective date of the OP Unit Transaction). In anticipation of such OP Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class B Units to be afforded the right to receive in connection with such OP Unit Transaction in consideration for the OP Units into which his, her or its Class B Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such OP Unit Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the OP Unit Transaction, prior to such OP Unit Transaction the General Partner shall give prompt written notice to each holder of Class B Units of such election, and shall use commercially reasonable efforts to afford the holders of Class B Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Class B Unit held by such holder into OP Units in connection with such OP Unit Transaction. If a holder of Class B Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class B Unit held by him, her or it (or by any of his, her or its transferees) the same kind and amount of consideration that a holder of an OP Unit would receive if such OP Unit holder failed to make such an election. The Partnership shall use commercially reasonable effort to cause the terms of any OP Unit Transaction to be consistent with the provisions of this Section 16.4(d) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of Class B Units whose Class B Units will not be converted into OP Units in connection with the OP Unit Transaction that will (i) contain provisions enabling the holders of Class B Units that remain outstanding after such OP Unit Transaction to convert their Class B Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the holders of Class B Units.

16.5	Profits Interests
a.Class B Units are intended to qualify as a “profits interest” in the Partnership issued to a new or existing Partner in a partner capacity for services performed or to be performed to or for the benefit of the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191, the Code, the Regulations, and other future guidance provided by the IRS with respect thereto, and the allocations under subparagraph 1(c)(ii) of Exhibit A shall be interpreted in a manner that is consistent therewith.
b.The Partners agree that the General Partner may make a Safe Harbor Election (if and when the Safe Harbor Election becomes available), on behalf of itself and of all Partners, to have the Safe Harbor apply irrevocably with respect to Class B Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election (if and when the Safe Harbor Election becomes available) shall be effective as of the date of issuance of such Class B Units. If such election is made, (i) the Partnership and each Partner agree to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity, whether such Partner was admitted as a Partner or as the transferee of a previous Partner, and (ii) the General Partner shall cause the Partnership to comply with all record-keeping requirements and other administrative requirements with respect to the Safe Harbor as shall be required by proposed or final regulations relating thereto.
c.The Partners agree that if a Safe Harbor Election is made by the General Partner, (A) each Class B Unit issued hereunder with respect to which the Safe Harbor Election is available is a Safe Harbor Interest, (B) each Class B Unit represents a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by such holder of Class B Units in his, her or its capacity as a Partner or in anticipation of becoming a Partner, and (C) the fair market value of each Class B Unit issued by the Partnership upon receipt by such holder of Class B Units as of the date of issuance is zero (plus the amount, if any, of any Capital Contributions made to the Partnership by such holder of Class B Units in connection with the issuance of such Class B Unit), representing the liquidation value of such interest upon receipt (with such valuation being consented to and hereby approved by all Partners).
d.Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees (A) to comply with all requirements of any Safe Harbor Election made by the General Partner with respect to each holder of Class B Units’ Safe Harbor Interest, (B) that each holder of Class B Units shall take into account all items of income, gain, loss, deduction and credit associated with its Class B Units, (C) that neither the Partnership nor any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Class B Units issued to a holder of such Class B Units, and (D) that to the extent that such profits interest is forfeited after the date hereof, the Partnership shall make special forfeiture allocations of gross items of income, deduction or loss (including, as may be permitted by or under Regulations (or other rules promulgated) to be adopted, notional items of income, deduction or loss) in accordance with the Regulations to be adopted under Sections 704(b) and 83 of the Code.
e.The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as reasonably determined by the General Partner, to perfect and maintain any Safe Harbor Election made by the General Partner with respect to granting of each holder of Class B Units’ Safe Harbor Interest.
f.The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement to the extent necessary or helpful in accordance with the advice of Partnership tax counsel or accountants to sustain the Partnership’s position that (A) it has complied with the Safe Harbor requirements in order to provide for a Safe Harbor Election and it has ability to maintain the same, or (B) the issuance of the Class B Units is not a taxable event with respect to the holders of Class B Units, and the General Partner shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by any Partner necessary or desirable to (A) enable or preserve a Safe Harbor Election or (B) otherwise to prevent the issuance of Class B Units from being a taxable event with respect to the holders of Class B Units may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.
g.Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner, at the expense of the Partnership.
h.No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 10.2(d) and this Section 16.5, in a form reasonably satisfactory to the General Partner.
i.The provisions of this Section 16.5 shall apply regardless of whether or not a holder of Class B Units files an election pursuant to Section 83(b) of the Code.
j.The General Partner may amend this Section 16.5 as it deems necessary or appropriate to maximize the tax benefit of the issuance of Class B Units to any holder of Class B Units if there are changes in the law or Regulations concerning the issuance of partnership interests for services.
Article 17
CLASS C UNITS

17.1	Designation and Number
a.Except as set forth in this Article 17, Class C Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 17 and the special provisions of subparagraph 1(c)(ii) of Exhibit A, Class C Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto.
b.It is intended that the Partnership shall maintain at all times a one-to-one correspondence between Class C Units and OP Units for conversion and other purposes. If an Adjustment Event (as defined in Section 16.1(b)) occurs, then the General Partner shall make a corresponding adjustment to the Class C Units to maintain a one-for-one conversion and economic equivalence ratio between OP Units and Class C Units. If more than one Adjustment Event occurs, the adjustment to the Class C Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. If the Partnership takes an action affecting the OP Units other than actions specifically described in Section 16.1(b) as Adjustment Events and, in the opinion of the General Partner such action would require an adjustment to the Class C Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the Class C Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the Class C Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Partnership shall mail a notice to each holder of Class C Units setting forth the adjustment to his, her or its Class C Units and the effective date of such adjustment.

17.2	Special Provisions.
Class C Units shall be subject to the following special provisions:
a.Distributions.
(i)Except as otherwise provided in this Agreement or any Class C Unit Agreement, holders of Class C Units shall be entitled to receive current distributions of Available Cash (other than distributions upon the occurrence of a Liquidating Event) in an amount per unit equal to (A) in the case of Unearned Class C Units, the product of the distribution made to holders of OP Units per OP Unit multiplied by the Class C Unit Sharing Percentage, and (ii) in the case of Earned Class C Units, the distribution made to holders of OP Units per OP Unit, in each case, if applicable, assuming such Class C Units were held for the entire period to which such distributions relate.
(ii)Holders of Class C Units shall be entitled to receive distributions upon the occurrence of a Liquidating Event pursuant to Section 13.2.
b.Allocations.
(i)Holders of Earned Class C Units shall be entitled to certain special allocations of gain under subparagraph 1(c)(ii) of Exhibit A.
(ii)Holders of Unearned Class C Units shall be subject to the same allocation provisions as holders of Earned Class C Units; provided, however, that for purposes of subparagraph 1(a) and paragraph 2 of Exhibit A, the term Percentage Interest when used with respect to an Unearned Class C Unit shall be equal to the Percentage Interest of an Earned Class C Unit multiplied by the Class C Unit Sharing Percentage.
c.Exchange Right. The right to exchange all or a portion of Partnership Units for cash or, at the option of the Partnership, for shares of Common Stock provided to Limited Partners under Section 15.1 hereof shall not apply with respect to Class C Units unless and until the Class C Units are converted to OP Units as provided in clause (d) below and Section 17.4 hereof.
d.Conversion to OP Units. Class C Units are eligible to be converted into OP Units in accordance with Section 17.4 hereof.

(e)    Earning and Vesting. Class C Units may, in the sole discretion of the General Partner, be issued subject to vesting (e.g., based on performance-vesting features, such as the economic performance of the Initial Limited Partner, and/or time-vesting features, such as the holder’s continued employment with the Initial Limited Partner or any of its subsidiaries), forfeiture and additional restrictions on Transfer pursuant to the terms of the applicable Class C Unit Agreement. The terms of any Class C Unit Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Class C Unit Agreement or by any applicable equity incentive plan of the Partnership. For Class C Units that are subject to both performance-vesting requirements and time-vesting requirements under the terms of a Class C Unit Agreement, the Class C Units that have satisfied such performance-vesting requirements are referred to as “Earned Class C Units,” and all other Class C Units are referred to as “Unearned Class C Units,” whether or not such Class C Units have satisfied such time-vesting requirements. Class C Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of a Class C Unit Agreement are referred to as “Vested Class C Units”; all other Class C Units are referred to as “Unvested Class C Units.”
(f)    Forfeiture. Upon the forfeiture of any Class C Units in accordance with the applicable Class C Unit Agreement (including any forfeiture effected through repurchase), the Class C Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable Class C Unit Agreement, no consideration or other payment shall be due with respect to any Class C Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such units prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement (including without limitation subparagraph 2(h) of Exhibit A), any applicable equity incentive plan of the Partnership and the applicable Class C Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the holder of Class C Units that is attributable to all of his or her Class C Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by subparagraph 1(c)(ii) of Exhibit A, calculated with respect to such holder’s remaining Class C Units, if any.
(g)    Transfers. Subject to the terms and limitations contained in an applicable Class C Unit Agreement and any applicable equity incentive plan of the Partnership, and except as expressly provided in this Agreement with respect to Class C Units, a holder of Class C Units shall be entitled to transfer his or her Class C Units to the same extent, and subject to the same restrictions as holders of OP Units are entitled to transfer their OP Units pursuant to Article 11.

17.3	Voting
a.Holders of Class C Units shall (a) have the same voting rights as the Limited Partners, with the Class C Units voting as a single class with the OP Units and having one vote per Class C Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any Class C Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Class C Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class C Units so as to materially and adversely affect any right, privilege or voting power of the Class C Units or the holders of Class C Units as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; but subject, in any event, to the following provisions:
(i)With respect to any OP Unit Transaction, so long as the Class C Units are treated in accordance with Section 17.4(d) hereof, the consummation of such OP Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class C Units or the holders of Class C Units as such; and
(ii)Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including additional OP Units, Class B Units or Class C Units whether ranking senior to, junior to, or on a parity with the Class C Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class C Units or the holders of Class C Units as such.
b.The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding Class C Units shall have been converted into OP Units.

17.4	Conversion of Class C Units
a.Conversion. At such time as the Economic Capital Account Balance attributable to a Vested Class C Unit is equal to the OP Unit Economic Balance, each such balance determined on a per unit basis as of the effective date of conversion (the “Class C Unit Conversion Date”), such Vested Class C Unit shall automatically convert into one fully paid and non-assessable OP Unit, giving effect to all adjustments (if any) made pursuant to Section 17.1 hereof; provided, that a Vested Class C Unit shall not be convertible into OP Units if the Economic Capital Account Balance attributable to such Vested Class C Unit is negative. Each holder of Class C Units covenants and agrees with the Partnership that all Vested Class C Units to be converted pursuant to this Section 17.4 shall be free and clear of all liens. The conversion of Vested Class C Units shall occur automatically after the close of business on the applicable Class C Unit Conversion Date without any action on the part of such holder of Vested Class C Units, as of which time such holder of Vested Class C Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion. For purposes of determining the Economic Capital Account Balance attributable to a Class C Unit, allocations pursuant to subparagraph 1(c)(ii) of Exhibit A shall be made in such a manner so as to allow the greatest number of Class C Units to convert pursuant to this Section 17.4 at any time.
b.Adjustment to Gross Asset Value.
(i)The General Partner shall provide the holders of Class C Units the opportunity but not the obligation to make Capital Contributions to the Partnership in exchange for OP Units in order to cause an adjustment to the

Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(i) of the definition of Gross Asset Value up to two (2) times each Partnership Year including:
1.if the Partnership or the General Partner shall be a party to any OP Unit Transaction; provided, that the General Partner shall give each holder of Class C Units written notice of such OP Unit Transaction at least thirty (30) days prior to entering into any definitive agreement pursuant to which the OP Unit Transaction would be consummated; or
2.upon a Listing; provided, that the General Partner shall give each holder of Class C Units written notice of such Listing at least thirty (30) days prior to such Listing.
(ii)For purposes of clause (i) of this Section 17.4(b), the value of each OP Unit issued in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets shall be an amount equal to the product of (y) the Value of a share of Common Stock as of the date the holder of Class C Units makes a Capital Contribution to the Partnership multiplied by (z) the Exchange Factor.
(iii)For the avoidance of doubt, the issuance of Class C Units shall be treated as an event allowing for an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(iv) of the definition of Gross Asset Value.
c.Impact of Conversion for Purposes of Subparagraph 1(c)(ii) of Exhibit A. For purposes of making future allocations under subparagraph 1(c)(ii) of Exhibit A, the portion of the Economic Capital Account Balance of the applicable holder of Class C Units that is treated as attributable to his, her or its Class C Units shall be reduced, as of the date of conversion, by the product of the number of Class C Units converted and the OP Unit Economic Balance.
d.OP Unit Transactions. Immediately prior to or concurrent with an OP Unit Transaction the maximum number of Class C Units then eligible for conversion (in accordance with the provisions of Section 17.4(a)) shall automatically be converted into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 17.1 hereof, taking into account any allocations that occur in connection with the OP Unit Transaction or that would occur in connection with the OP Unit Transaction if the assets of the Partnership were sold at the OP Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the OP Unit Transaction (in which case the Class C Unit Conversion Date shall be the effective date of the OP Unit Transaction). In anticipation of such OP Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class C Units to be afforded the right to receive in connection with such OP Unit Transaction in consideration for the OP Units into which his, her or its Class C Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such OP Unit Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Constituent Person or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the OP Unit Transaction, prior to such OP Unit Transaction the General Partner shall give prompt written notice to each holder of Class C Units of such election, and shall use commercially reasonable efforts to afford the holders of Class C Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Class C Unit held by such holder into OP Units in connection with such OP Unit Transaction. If a holder of Class C Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class C Unit held by him, her or it (or by any of his, her or its transferees) the same kind and amount of consideration that a holder of an OP Unit would receive if such OP Unit holder failed to make such an election. The Partnership shall use commercially reasonable effort to cause the terms of any OP Unit Transaction to be consistent with the provisions of this Section 17.4(d) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of Class C Units whose Class C Units will not be converted into OP Units in connection with the OP Unit Transaction that will (i) contain provisions enabling the holders of Class C Units that remain outstanding after such OP Unit Transaction to convert their Class C Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the holders of Class C Units.

17.5	Profits Interests
a.Class C Units are intended to qualify as a “profits interest” in the Partnership issued to a new or existing Partner in a partner capacity for services performed or to be performed to or for the benefit of the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191, the Code, the Regulations, and other future guidance provided by the IRS with respect thereto, and the allocations under subparagraph 1(c)(ii) of Exhibit A shall be interpreted in a manner that is consistent therewith.
b.The Partners agree that the General Partner may make a Safe Harbor Election (if and when the Safe Harbor Election becomes available), on behalf of itself and of all Partners, to have the Safe Harbor apply irrevocably with respect to Class C Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election (if and when the Safe Harbor Election becomes available) shall be effective as of the date of issuance of such Class C Units. If such election is made, (i) the Partnership and each Partner agree to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity, whether such Partner was admitted as a Partner or as the transferee of a previous Partner, and (ii) the General Partner shall cause the Partnership to comply with all record-keeping requirements and other administrative requirements with respect to the Safe Harbor as shall be required by proposed or final regulations relating thereto.
c.The Partners agree that if a Safe Harbor Election is made by the General Partner, (A) each Class C Unit issued hereunder with respect to which the Safe Harbor Election is available is a Safe Harbor Interest, (B) each Class C Unit represents a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by such holder of Class C Units in his, her or its capacity as a Partner or in anticipation of becoming a Partner, and (C) the fair market value of each Class C Unit issued by the Partnership upon receipt by such holder of Class C Units as of the date of issuance is zero (plus the amount, if any, of any Capital Contributions made to the Partnership by such holder of Class C Units in connection with the issuance of such Class C Unit), representing the liquidation value of such interest upon receipt (with such valuation being consented to and hereby approved by all Partners).
d.Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees (A) to comply with all requirements of any Safe Harbor Election made by the General Partner with respect to each holder of Class C Units’ Safe Harbor Interest, (B) that each holder of Class C Units shall take into account all items of income, gain, loss, deduction and credit associated with its Class C Units, (C) that neither the Partnership nor any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Class C Units issued to a holder of such Class C Units, and (D) that to the extent that such profits interest is forfeited after the date hereof, the Partnership shall make special forfeiture allocations of gross items of income, deduction or loss (including, as may be permitted by or under Regulations (or other rules promulgated) to be adopted, notional items of income, deduction or loss) in accordance with the Regulations to be adopted under Sections 704(b) and 83 of the Code.
e.The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as reasonably determined by the General Partner, to perfect and maintain any Safe Harbor Election made by the General Partner with respect to granting of each holder of Class C Units’ Safe Harbor Interest.
f.The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement to the extent necessary or helpful in accordance with the advice of Partnership tax counsel or accountants to sustain the Partnership’s position that (A) it has complied with the Safe Harbor requirements in order to provide for a Safe Harbor Election and it has ability to maintain the same, or (B) the issuance of the Class C Units is not a taxable event with respect to the holders of Class C Units, and the General Partner shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by any Partner necessary or desirable to (A) enable or preserve a Safe Harbor Election or (B) otherwise to prevent the issuance of Class C Units from being a taxable event with respect to the holders of Class C Units may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.
g.Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner, at the expense of the Partnership.
h.No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 10.2(d) and this Section 17.5, in a form reasonably satisfactory to the General Partner.
i.The provisions of this Section 17.5 shall apply regardless of whether or not a holder of Class C Units files an election pursuant to Section 83(b) of the Code.
j.The General Partner may amend this Section 17.5 as it deems necessary or appropriate to maximize the tax benefit of the issuance of Class C Units to any holder of Class C Units if there are changes in the law or Regulations concerning the issuance of partnership interests for services.
[SIGNATURE PAGE FOLLOWS]

Signature Page to Third Amended and Restated Agreement of Limited Partnership of Phillips Edison Grocery Center Operating Partnership I, L.P., among the undersigned and the other parties thereto.
GENERAL PARTNER:

PHILLIPS EDISON GROCERY CENTER OP GP I, LLC
By: Phillips Edison & Company, Inc., its sole member
By:    ___________________________________
Name:
Title:
INITIAL LIMITED PARTNER:
PHILLIPS EDISON & COMPANY, INC.
By:    ___________________________________
Name:
Title:

PHILLIPS EDISON NTR LLC
By:    ___________________________________
Name:
Title:

Exhibit A
Allocations

1.	Allocations.
(a)Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraph 1(c) and paragraph 2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction of Net Income or Net Loss, of the Partnership for each Partnership Year or other applicable period shall be allocated among the General Partner and Limited Partners in accordance with their respective Percentage Interests.
(b)Allocations of Net Property Gain, Net Property Loss or Liquidating Gain. Except as otherwise provided in this Agreement, and subject to the limitations set forth in subparagraph 1(c)(ii) with respect to Class B Units and Class C Units, after giving effect to the special allocations in subparagraphs 1(c) and paragraph 2, Net Property Gain, Net Property Loss, Liquidating Gain and, to the extent necessary, individual items of income, gain, credit, loss and deduction comprising Net Property Gain, Net Property Loss or Liquidating Gain of the Partnership for each Partnership Year or other applicable period shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner that will, as nearly as possible cause the Capital Account balance of each Partner at the end of such Partnership Year or other applicable period to equal (i) the amount of the distributions that would be made to such Partner pursuant to Section 5.1(a) of the Agreement if the Partnership were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 5.1(a) of the Agreement to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.
(c)Special Allocations.
(i)General Partner Gross Income Allocation. After giving effect to the special allocations in paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), there shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each Partnership Year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be either deductible by the Partnership or added to the tax basis of any Partnership asset, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(c)(i).
(ii)Special Allocations Regarding Class B Units and Class C Units. After giving effect to the special allocations in subparagraph 1(c)(i) and paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), Net Property Gain, Net Property Loss or Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the holders of Class B Units and Class C Units, as applicable, until their Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units or Class C Units, as applicable; provided, however, that Net Property Gain or Liquidating Gain or individual items of income and gain comprising Net Property Gain, Net Property Loss or Liquidating Gain will be allocated with respect to Class B Units or Class C Units, as applicable, only to the extent that, since such Class B Units or Class C Units, as applicable, were issued, (i) the sum of (a) Net Property Gain and (b) Liquidating Gain of the Partnership exceeds (ii) Net Property Loss of the Partnership. The “Economic Capital Account Balances” of the Class B Unit holders or Class C Unit holders, as applicable, will be equal to their Capital Account balances to the extent attributable to their ownership of Class B Units or Class C Units, as applicable. The “OP Unit Economic Balance” shall mean (Y) the aggregate Capital Account balance attributable to the OP Units outstanding, plus the amount of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this subparagraph 1(c)(ii), divided by (Z) the number of OP Units outstanding. Any allocations made pursuant to the first sentence of this subparagraph 1(c)(ii) shall be made among the holders of Class B Units and Class C Units, as applicable, in proportion to the amounts required to be allocated to each under this subparagraph 1(c)(ii). The parties agree that the intent of this subparagraph 1(c)(ii) is to make the Capital Account balance associated with each Class B Unit or Class C Unit, as applicable, to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this subparagraph 1(c)(ii), has increased on a per-Unit basis since the issuance of the relevant Class B Unit or Class C Unit, as applicable. Any remaining Net Property Gain, Net Property Loss or Liquidating Gain not allocated pursuant to this subparagraph 1(c)(ii) shall be included in the calculation of Net Property Gain, Net Property Loss or Liquidating Gain, as applicable, and will be allocated pursuant to subparagraph 1(b).

2.	Regulatory Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit A, the following special allocations shall be made.
(a)Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
(b)Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.
(c)Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(d)Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.
(e)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Partnership Year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).
(f)Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
(g)Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.
(h)    Forfeiture Allocations. Upon a forfeiture of any Unvested Class B Units or Unvested Class C Units by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner in accordance with Section 16.5(d)(D) or Section 17.5(d)(D) of the Agreement, as applicable.
(i)    Class B Units and Class C Units. Subject to Section 17.2(b)(ii) of the Agreement, for purposes of the allocations set forth in this paragraph 2, each issued and outstanding Class B Unit or Class C Unit will be treated as one outstanding OP Unit.

3.
Curative Allocations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this paragraph 3. Therefore, notwithstanding any other provision of this Exhibit A (other than the Regulatory Allocations and Tax Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

4.Tax Allocations.
(a)Items of Income or Loss. Except as is otherwise provided in this Exhibit A, an allocation of Partnership Net Income, Net Loss, Net Property Gain, Net Property Loss or Liquidating Gain to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) that is taken into account in computing Net Income, Net Loss, Net Property Gain, Net Property Loss or Liquidating Gain. Except as otherwise provided in this paragraph 4, items of income, gain, loss and deduction of the Partnership to be allocated for income tax purposes (“Tax Items”) shall be allocated among the Partners on the same basis as the corresponding book items are allocated under paragraphs 1 through 3 of this Exhibit A.
(b)Section 1245/1250 Recapture. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income, Net Property Gain or Liquidating Gain (or items thereof) allocated among the Partners, but merely the character of such Net Income, Net Property Gain or Liquidating Gain (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Partnership Year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, Net Loss, Net Property Gain, Net Property Loss and Liquidating Gain for such respective period.
(c)Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.
(d)Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner.
(e)References to Regulations. Any reference in this Exhibit A or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.
(f)Successor Partners. For purposes of this Exhibit A, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, Net Property Gain, Net Property Loss, Liquidating Gain and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

Exhibit B
Examples Regarding Exchange Factor

For purposes of the following examples, it is assumed that (a) the Exchange Factor in effect on ________ is 1.0 and (b) on _______ (the “Partnership Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 shares of Common Stock issued and outstanding.
Example 1
On the Partnership Record Date, the Initial Limited Partner declares a dividend on its outstanding Common Stock in shares of Common Stock. The amount of the dividend is one share of Common Stock paid in respect of each share of Common Stock owned. Pursuant to Paragraph (i) of the definition of “Exchange Factor,” the Exchange Factor shall be adjusted on the Partnership Record Date, effective immediately after the stock dividend is declared, as follows:
1.0 * 200/100 = 2.0
Accordingly, the Exchange Factor after the stock dividend is declared is 2.0.
Example 2
On the Partnership Record Date, the Initial Limited Partner distributes options to purchase Common Stock to all holders of its Common Stock. The amount of the distribution is one option to acquire one share of Common Stock in respect of each share of Common Stock owned. The strike price is $4.00 a share. The Value of a share of Common Stock on the Partnership Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Exchange Factor,” the Exchange Factor shall be adjusted on the Partnership Record Date, effective immediately after the options are distributed, as follows:
1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111
Accordingly, the Exchange Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Exchange Factor” shall apply.
Example 3
On the Partnership Record Date, the Initial Limited Partner distributes assets to all holders of its Common Stock. The amount of the distribution is one asset with a fair market value (as determined by the Initial Limited Partner) of $1.00 in respect of each share of Common Stock owned. It is also assumed that the assets do not relate to assets received by the Initial Limited Partner pursuant to a pro rata distribution by the Partnership. The Value of a share of Common Stock on the Partnership Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Exchange Factor,” the Exchange Factor shall be adjusted on the Partnership Record Date, effective immediately after the assets are distributed, as follows:
1.0 * $5.00/($5.00 - $1.00) = 1.25
Accordingly, the Exchange Factor after the assets are distributed is 1.25.

Exhibit C
Notice of Redemption

To:    [_________]
[_________]
[_________]

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Redemption OP Units in Philips Edison Grocery Center Operating Partnership I, L.P. in accordance with the terms of the Philips Edison Grocery Center Operating Partnership I, L.P., dated as of [________], as amended (the “Agreement”), and the Redemption Rights referred to therein. The undersigned Limited Partner or Assignee:
(a)     undertakes (i) to surrender such Partnership OP Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the General Partner, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 15.1(f) of the Agreement;
(b)    directs that the certified check representing the Cash Amount, or the Common Stock Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;
(c)    represents, warrants, certifies and agrees that:
(i)    the undersigned Limited Partner or Assignee is a Qualifying Party,
(ii)    the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such OP Units, free and clear of the rights or interests of any other person or entity,
(iii)    the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such OP Units as provided herein, and
(iv)    the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and
(d)    acknowledges that he will continue to own such OP Units until and unless either (1) such OP Units are acquired by the Initial Limited Partner pursuant to Section 15.1(b) of the Agreement or (2) such redemption transaction closes.
All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated: ___________	Name of Limited Partner or Assignee: (Signature of Limited Partner or Assignee) (Street Address) (City)(State)(Zip Code)

Issue Check Payable to: Please insert social security or identifying number:	Signature Medallion Guaranteed by:

Exhibit D
Certificate of Limited Partnership